SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
                                               (Amendment No. 3)


Filed by the Registrant                              [ X ]

Filed by a Party other than the Registrant           [   ]

Check the appropriate box:

[X]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

             Super 8 Motels II, Ltd., a California limited partnership
                (Name of Registrant as Specified In Its Charter)

                                      N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required.


[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


         1) Title of each class of securities to which transaction applies:

                  -------------------------------------------------------

         2) Aggregate number of securities to which transaction applies:

                  -------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


                  -------------------------------------------------------

         4)       Proposed maximum aggregate value of transaction:


                  ------------------------------------------------------


         5)       Total fee paid:


                  ------------------------------------------------------


[X]      Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

                  $440

         2)       Form, Schedule or Registration Statement No.:

                  Schedule 14A

         3)       Filing Party:

                  Registrant

         4)       Dated Filed:

                  May 15, 1998

                                                       REVISED PRELIMINARY COPY



                         CONSENT SOLICITATION STATEMENT


                       PROPOSED ACTIONS BY WRITTEN CONSENT
                               OF LIMITED PARTNERS
                                       OF
                            SUPER 8 MOTELS II, LTD.,
                        A CALIFORNIA LIMITED PARTNERSHIP

                               October ____, 1998

                                  INTRODUCTION

         The limited partners (the "Limited Partners") of SUPER 8 MOTELS II, LTD., a California limited partnership (the "Partnership"), are being asked by the Partnership and Grotewohl Management Services, Inc. (the "Managing General Partner") to consider and approve by written consent the proposed sale of all of the Partnership's interests in real property and related personal property (the "Property") for an aggregate purchase price of $2,200,000, and the dissolution of the Partnership, which proposal is described hereinafter ("Proposal #1"). If Proposal #1 is approved and the proposed sale is consummated, among other things, all of the Partnership's assets will be liquidated and the Partnership will be dissolved. (See "Effects of Approval of the Proposals" below.)

         If Proposal #1 is approved, the Partnership will be authorized to sell the Property to Tiburon Capital Corporation, or a nominee thereof (the "Buyer"). As discussed below under "Purchase Agreement," Mark Grotewohl, a former employee of the Partnership and the son of the two owners of the Managing General Partner, is an affiliate of the Buyer.

         The Limited Partners are urged to consider the following additional factors:

         - The Buyer is engaging in the transaction in order to make a profit by operating the Property, and the Buyer's interests differ from those of the Limited Partners. (See "Purchase Agreement" and "Special Factors.")

         - The Managing General Partner is subject to conflicts of interest, including conflicts arising from the settlement of lawsuits (see "Legal Proceedings"), which may have impacted its decision to sell the Property, its conduct of negotiations leading to the proposed sale of the Property and its recommendation with respect thereto. (See "Conflicts of Interest.")

         - The Managing General Partner did not list the Property for sale to obtain competitive bids. Instead, the Managing General Partner obtained a formal appraisal of the Property upon which the purchase price therefor is based. (See "Special Factors" and "Conflicts of Interest.") It is possible, then, that the Partnership might have received a higher price for the Property if it had solicited offers by listing the Property.

         - The appraiser may be subject to conflicts of interest in that it has prepared other appraisals for the Managing General Partner. (See "Appraisal of the Property/Fairness Opinion.")

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         -  The Managing General Partner did not retain an unaffiliated representative to act solely on behalf of the Limited Partners in negotiating the terms of the proposed transaction. (See "Special Factors.")

         - The Limited Partners will be allocated taxable gain if the Property is sold. (See "Effects of Approval of the Proposals - Federal Income Tax Consequences.")

         Specifically, the Limited Partners are being asked to approve the following Proposals:

         Proposal #1. An amendment to the Partnership Agreement to grant to the Managing General Partner authority to sell the Property and related personal property to the Buyer, notwithstanding that the Buyer is an Affiliate of Mark Grotewohl; to dissolve and wind up the affairs of the Partnership; to distribute the proceeds of the sale and any other cash held by the Partnership in accordance with the Partnership Agreement; to terminate the Partnership; and to take any action deemed necessary or appropriate by it to accomplish the foregoing. The exact wording of such amendment is set forth under "Amendments to Partnership Agreement."

         Proposal #2. An amendment to the Partnership Agreement to grant to the Managing General Partner authority, without the further approval of the Limited Partners, to sell the Property, if the purchaser is not an affiliate of the Managing General Partner, and if such sale is for "all cash," and represents an amount equal to or greater than the amount reflected in an appraisal which is not more than 15 months old at the date the purchase agreement is executed; to dissolve and wind up the affairs of the Partnership; to distribute the proceeds of the sale and any other cash held by the Partnership in accordance with the Partnership Agreement; to terminate the Partnership; and to take any action deemed necessary or appropriate by it to accomplish the foregoing. The exact wording of such amendment is set forth under "Amendments to Partnership Agreement."

         If the Limited Partners approve Proposal #1, Proposal #2 (whether approved or not) will be of no force and effect unless the sale to the Buyer pursuant to Proposal #1 is not consummated. If the Property is not sold pursuant to Proposal #1 (either because Proposal #1 is not approved or because Proposal #1 is approved but the Property is not sold to the Buyer) and Proposal #2 is approved by the Limited Partners, the Managing General Partner will endeavor to sell the Property pursuant to Proposal #2.

         If the Limited Partners approve Proposal #1, closing of the sale will be subject to certain terms and conditions, including the availability of sufficient debt financing to the Buyer. (See "Purchase Agreement.") If the sale is consummated, distributions will be made to the Limited Partners in accordance with the terms of the Partnership's Certificate and Agreement of Limited Partnership (the "Partnership Agreement"). In an amendment to the settlement agreement respecting the lawsuits discussed below (see "Legal Proceedings"), the Partnership agreed to close the proposed transaction within a 30-day period after approval thereof by the Limited Partners, so as to provide the Limited Partners with the proceeds from the sale as quickly as possible.

         Proposal #1 and Proposal #2 are subject to the approval of a majority-in-interest of the Limited Partners. If the Limited Partners do not


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approve Proposal #1 or Proposal #2, the Partnership will continue to conduct its operations as usual.

         The purchase agreement was executed on April 30, 1998 by John F. Dixon and William R. Dixon, Jr., on behalf of the Buyer, and Philip B. Grotewohl and David P. Grotewohl, on behalf of the Partnership. The purchase agreement also covers the proposed sale of the properties of four other California limited partnerships as to which the Managing General Partner serves as general partner. The term of all such purchases are identical, except for the amount being offered for each property. The Buyer has the right to rescind the purchase agreement if any of the five partnerships fails to approve the sale of its property or properties to the Buyer.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         This Consent Solicitation Statement and the enclosed form of Actions By Written Consent of Limited Partners (the "Consent") were first sent to the Limited Partners on or about October __, 1998.

         Units of limited partnership interest in the Partnership (the "Units") represented by Consents duly executed and returned to the Partnership on or before October __, 1998 (unless extended by the Managing General Partner pursuant to notice mailed to the Limited Partners) will be voted or not voted in accordance with the instructions contained therein. If no instructions for the proposals are given on an executed and returned Consent, Units so represented will be voted in favor of the proposals. The Managing General Partner will take no action with respect to the proposals addressed herein except as specified in the duly executed and returned Consents.

         The cost of this solicitation of Consents is being borne by the Partnership. Such solicitation is being made by mail and, in addition, may be made by officers and employees of the Partnership and the Managing General Partner, either in person or by telephone or telegram.


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

                                TABLE OF CONTENTS

                                                                          Page

Special Factors............................................................ 1
Outstanding Voting Securities and Voting Rights............................ 5
Consent Under Partnership Agreement........................................ 7
The Property and the Partnership's Business................................ 7
  Narrative Description of Business........................................ 7
      (a)      Franchise Agreements........................................ 7
      (b)      Operation of the Motels..................................... 8
      (c)      Competition................................................. 8
  Property................................................................. 8
Management................................................................. 9
Purchase Agreement.........................................................10
Conflicts of Interest......................................................12
Effects of Approval of the Proposals.......................................13
  General..................................................................13
  Determination and Use of Net Proceeds....................................13
  Federal Income Tax Consequences..........................................14
    (a)  General...........................................................14
    (b)  Characterization of Gain..........................................14
  Dissolution of the Partnership...........................................16
Appraisal of the Property/Fairness Opinion.................................16
Legal Proceedings..........................................................18
Amendments to Partnership Agreement........................................21
Financial Information......................................................22
  Selected Partnership Financial Data......................................22
  Management's Discussion and Analysis of Financial Condition and
    Results of Operations..................................................22
      I.  Fiscal Year Financial Statements.................................22
               (a)    Liquidity and Capital Resources......................22
               (b)    Results of Operations................................23
      II.  Interim Financial Statements....................................25
               (a)    Liquidity and Capital Resources......................25
               (b)    Results of Operations................................25
  Other Financial Information..............................................25
Financial Statements.......................................................F-i


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                                 SPECIAL FACTORS

         A number of special factors apply to the Proposals. Some factors are described more fully elsewhere in this Consent Solicitation Statement and should be read in conjunction with the rest of this Consent Solicitation Statement. Limited Partners are urged to read all of this Consent Solicitation Statement carefully.

         The primary purpose of the Proposals is to provide Limited Partners with an opportunity to liquidate their investment in the Partnership. Based on
(i) comments and questions from Limited Partners with respect to a liquidation of their investment, (ii) the lack of a public market for the Units, and (iii) the duration of the Partnership, the Managing General Partner believes such liquidity is desired by the Limited Partners.

         The Partnership was formed in 1979 and its motel property located in Santa Rosa, California opened for business during 1980.

         This Consent Solicitation Statement has been prepared to ask the Limited Partners to approve the sale of the Property for cash in the amount of the appraised fair market value of $2,200,000.

         It has always been the intention of the Partnership to liquidate the Property when it became apparent that the best interests of the Limited Partners would be served by doing so. The Managing General Partner has received inquiries from the Limited Partners over the years as to when the Property was to be sold and the Partnership liquidated. Its response, until recently, has been that because of overbuilt and depressed motel market conditions, the time was not right for a sale of the Property. Conditions have changed, and the Managing General Partner believes that the Property should be sold now and the Partnership liquidated.

         During September and October 1997, Everest Properties II, LLC, a member of an affiliated group of entities which is the largest investor group in the Partnership (the "Everest Group"), made an offer to purchase the Property and the motel properties of four other California limited partnerships as to which the Managing General Partner serves as general partner (the Partnership and the four other partnerships are referred to herein as the "GMS Partnerships"). The purchase price set forth in the October offer for the Property was $1,173,990, a price far below $2,200,000, the recent appraised value and the price offered in Proposal #1. The Managing General Partner rejected the prior offer. Subsequent conflicts between the Everest Group and the Partnership resulted in lawsuits. Inasmuch as the Managing General Partner agreed with the Everest Group in principle that the Property should be sold, a settlement was reached whereby, among other things, the Managing General Partner agreed to take steps to sell the Property and the properties of the other GMS Partnerships, and the lawsuits were dismissed. (See "Legal Proceedings.") In an amendment to the settlement agreement, the Everest Group agreed to vote its Units in favor of Proposal #1. (See "Outstanding Voting Securities and Voting Rights.")

         The Managing General Partner considered seeking third party buyers for the Property, and would do so if Proposal #2 were approved and Proposal #1 were disapproved, but believes that the transaction structure of Proposal #1 represents a more favorable option to expedite the liquidation of the Limited Partners' interests in the Partnership. Although the solicitation of third party bids might have resulted in a higher price for the Property, the Managing
General  Partner  believes  that  inasmuch as the  Partnership  has  obtained an


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independent  appraisal of the Property,  there is little likelihood of obtaining bids in the immediate future on more favorable terms than those offered by Tiburon Capital Corporation. It is also possible that a delay in pursuing the Buyer's offer by listing the Property would have resulted in the loss of that offer. In this regard, prior to negotiating the terms represented by Proposal #1, the Managing General Partner received in writing from two real estate brokers who are not affiliated with the Partnership or the Managing General Partner suggested sale strategies for the sale of the Property and the properties of the other GMS Partnerships. One broker suggested a sealed bid sales strategy with an emphasis of obtaining a single purchaser or a minimum number of purchasers. This broker presented a value for the eight properties which, in the aggregate, was slightly lower than the aggregate of those in the proposed transactions. However, the values assigned to each property were, in some instances, lower than those of the proposed transactions and, in other instances, higher. The other broker suggested that the properties would derive the highest value if sold as a portfolio. The list price determined by this broker was substantially the same as that of the proposed transactions. This broker also suggested that a higher list price might be appropriate for a buyer trying to break into the California lodging industry. Nonetheless, under each strategy presented by this broker, the prices assigned to each of the eight
properties   were,  in  some  instances,   lower  than  those  of  the  proposed
transactions and, in other instances, higher. (Limited Partners should be aware that "list" prices and "values" are prices assigned by brokers to position properties for ultimate sale over a period of time. Such estimated prices are not intended to be appraised values, are not the result of the rigorous efforts entailed in producing appraised values, may reflect marketing strategy more than an honest estimate of the probable value and, therefore, may not accurately reflect the actual amount of a sale price for any given property.) Thereafter, Tiburon Capital Corporation (together with its nominees, the "Buyer") was introduced to the Managing General Partner by Mark Grotewohl and Philip
Grotewohl, on behalf of the Managing General Partner, conducted negotiations relative to the sale of the Property.

         As discussed more fully below under "Appraisal of the Property/Fairness Opinion," the Property has been appraised by PKF Consulting, a national hospitality industry specialist. PKF Consulting is an international firm of management consultants, industry specialists, and appraisers who provide a wide range of services to the hospitality, real estate, and tourism industries. Headquartered in San Francisco, PKF Consulting has offices in New York, Philadelphia, Atlanta, Boston, Houston, Los Angeles, Washington, D.C., and abroad. As a member of the Pannell Kerr Forster International Association, PKF Consulting has access to the resources of one of the world's largest accounting and consulting firms, with 300 offices in 90 countries. Its conclusion is that the fair market value of the Property is $2,200,000, which is the purchase price of the Property set forth in Proposal #1, and, through February 1999, would be the minimum purchase price of the Property under Proposal #2. The purchase price is to be paid in cash, and the net proceeds thereof will be distributed in accordance with the Partnership Agreement upon the close of the sales transactions and the concomitant dissolution of the Partnership. The amended settlement agreement with the Everest Group and the contract of sale between the Partnership and the Buyer provide for a closing of the sale within 30 days after approval of the sale by the Limited Partners, in order to provide for a rapid distribution of sale proceeds to the Limited Partners. Termination of the Partnership will occur as soon as the winding up process can be completed.

         The Partnership and the Managing General Partner are recommending the approval of the Proposals by the Limited Partners for the following reasons:

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      The  Managing  General  Partner  believes  that the subject  contract  was entered into at the crest of a seller's market which may not last much longer. Although there can be no assurance that the Property's value will not increase over time, the Managing General Partner believes that within the next five years only modest increases in the Property's value can be expected to occur. This belief is substantiated by the appraiser's projection of future revenues. In fact, during the 12-month period ended August 31, 1998, revenues from the Santa Rosa motel have decreased. The
     Managing General Partner believes that now is the time to sell the Property.

      Although the motel is in good condition, it is almost 20 years old and has never been refurbished. If the Property is to be retained, it would be necessary for the Partnership to spend large sums for its refurbishment and modernization. The Managing General Partner believes that the funds for such expenditures would not be available from cash flow without reducing future distributions.

      The Partnership's intention has always been to sell the Property when the market conditions warranted sale. It was never an investment objective of the Partnership to hold the Property permanently.

      The Managing General Partner understands that the circumstances of many of the Limited Partners have changed over the life of the Partnership and believes that the Limited Partners should be presented with an opportunity to liquidate their investments. It is important that the Limited Partners understand that no true market exists for the sale of the Limited Partner's investment Units, and that the only practical way of obtaining full value for the Units is to arrange for the sale of the Property itself. Heretofore, to dispose of their Units, Limited Partners have had to arrange private sales, or accept tender offers, at prices well below the correlative value of the underlying assets.

      The Property is proposed to be sold to the Buyer for $2,200,000, approximately $1,026,000 more than was offered for the Property in October 1997 by the Everest Group. The sales price is equal to the appraised value of the Property as determined by PKF Consulting, an independent real estate advisory firm specializing in the valuation of lodging properties. The proposed sale will be for all cash. PKF Consulting has rendered a fairness opinion, stating its opinion that the sales price is fair to the Partnership.

      As of August 31, 1998, the Limited Partners had already received, over the life of the Partnership, the sum of $1,458.25 per Unit (more than their $1,000 per Unit original investment) in the form of quarterly distributions. Upon the sale of the Property as described herein, the Limited Partners would receive an additional pre-tax distribution in the estimated amount of approximately $317 per Unit. For a discussion of other effects of the sale of the Property, including Federal income tax consequences, see "Effects of Approval of the Proposals" below.

         Notwithstanding the preceding, Limited Partners should note that the Buyer hopes to benefit from its acquisition of the Property, and that the Managing General Partner has a conflict of interest (see "Conflicts of Interest") in proposing the sale at this time. The fair market value and net cash flow of the Property may increase over time. Therefore, it is possible that Limited Partners would receive a greater return on their investment if the Partnership continued to own and operate the Property and sold it at a later


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date,  instead of consummating a sale under the Proposals.  The Limited Partners would likely fare worse under a strategy of retaining the Property if its value were to decline.

         The Managing General Partner has faced substantial conflicts of interest in proposing, negotiating and structuring the Proposals. See "Conflicts of Interest." Although, as discussed above, the Managing General Partner believes that the Limited Partners are interested in a means of liquidating their investment, the Proposals have not been initiated by the Limited Partners. The steps that are being taken to provide the Limited Partners with procedural safeguards are the commissioning of an independent appraisal of the Property upon which Proposal #1 and Proposal #2 are based, the commissioning of a fairness opinion respecting Proposal #1, and the submission of the Proposals to Limited Partners for their approval, all of whom are unaffiliated with the Managing General Partner. The Partnership has not retained an independent representative for the Limited Partners. The Managing General Partner believes that the steps taken and to be taken constitute sufficient safeguards for the Limited Partners' interests.

         The Partnership, the Managing General Partner and Mark Grotewohl reasonably believe that the proposed transaction represented by Proposal #1 is fair to the Limited Partners. The Partnership, the Managing General Partner and Mark Grotewohl have considered a number of material factors in connection with developing such beliefs. Foremost among such factors are the receipt of an independent appraisal with respect to the Property from PKF Consulting, and the structuring of the proposed transaction so that the approval of Limited Partners (all of whom are unaffiliated with the Partnership, the Managing General Partner and Mark Grotewohl) is required to be obtained. The Managing General Partner relied on the appraisal to determine the valuation of $2,200,000 for the Property. As further discussed in the appraisal (see "Appraisal of the Property/Fairness Opinion"), PKF Consulting relied on a discounted cash flow analysis based on the projected operating results of the Property over a ten-year period, and applied a factor for the residual value of the Property at the end of that ten-year period. Inasmuch as the appraisal, by definition, is an evaluation of going concern value, in relying on the appraisal the Partnership, the Managing General Partner and Mark Grotewohl considered the going concern value of the Property. However, they did not independently evaluate the going concern value. They did not consider the current liquidation value of the Property because it is clear that the highest and best use of the Property is as an operating motel. To sell the building and personal property in a liquidation dale would be ill advised. Based upon experience in the lodging industry, as well as general familiarity with industry news as reported by trade journals, the Partnership, the Managing General Partner and Mark Grotewohl reasonably believe that the appraised fair market value of the Property as determined by PKF Consulting is fair and reasonable.

         In determining the fairness of the proposed transaction represented by Proposal #1, the Partnership, the Managing General Partner, and Mark Grotewohl carefully considered a number of factors. In favor of the proposed transaction were the valuation of the Property which formed the basis for the Buyer's purchase offer, the all-cash terms offered by the Buyer, and the opportunity for the Limited Partners to liquidate their investments over a short period of time. Against the proposed transaction were the fact of an inside transaction, under which the Buyer, an entity which will be affiliated with Mark Grotewohl, would acquire the Property, and the Managing General Partner's decision not to solicit bids from independent third parties.

         No other material factors were considered. For example, in the absence of an established public market in which Units are being traded, the Managing


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General  Partner was not able to determine  accurately any market values for the
Units. However, according to Partnership Spectrum, an independent third party publication, and Schedules 13-D filed by the Everest Group, since August 1996, there have been sales of Units (including sales made pursuant to tender offers) at rates ranging from $40 per Unit to $235 per Unit. The proposed sale would result in distributions of approximately $317 per Unit. During the past two years, neither the Partnership, the Managing General Partner nor Mark Grotewohl has purchased or sold any Units. The net book value of the Partnership as of June 30, 1998 was $98.79 per Unit. The Managing General Partner has not sought to solicit bids from independent third parties for a sale of the Property, and, except as described above in connection with the offer made by the Everest Group, during the past two years no offers have been made by an unaffiliated entity for a merger or consolidation of the Partnership, the sale or transfer of all or a substantial part of the assets of the Partnership, or a sale of partners' interests in the Partnership allowing the purchaser thereof to exercise control over the Partnership.

         Prior to any discussions, negotiations or communications with the Buyer, the Partnership obtained an independent appraisal of the Property. Following completion of the negotiations of the proposed transaction represented by Proposal #1, the Partnership obtained a fairness opinion respecting the proposed transaction from PKF Consulting. PKF Consulting was retained because of its reputation and expertise. The Partnership paid PKF Consulting approximately $8,100 for its services in the proposed transaction and the other GMS Partnerships paid PKF Consulting an aggregate of approximately $41,400.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

         The only outstanding class of voting securities of the Partnership is the Units. Each Unit entitles its holder to one vote on each Proposal.

         All Limited Partners as of the date action is taken on the Proposals (the "Record Date") are entitled to notice of and to vote on the Proposals. As of August 31, 1998 there were 7,000 Units outstanding and a total of 1,010 Limited Partners entitled to vote such Units. With respect to each Proposal to be voted upon, the favorable vote of Limited Partners holding in excess of 50% of the Units outstanding as of the Record Date will be required for approval.

         There are no rights of appraisal or similar rights of dissenters under California law or otherwise with regard to the Proposals to be voted upon. Dissenting Limited Partners are protected under California law by virtue of the fiduciary duty of the Managing General Partner to act with prudence in the business affairs of the Partnership on behalf of the Partnership and the Limited Partners.

         As of August 31, 1998 no person or group of related persons was known by the Partnership to be the beneficial owner of more than 5% of the Units, except the following group of related Unit holders:

  Everest Lodging Investors, LLC            261 Units                  3.73%
  Everest Madison Investors, LLC            343 Units                  4.90%
                                            --------------------------------

         Total                              604 Units                  8.63%

None of Grotewohl Management Services, Inc. (the Managing General Partner), Philip B. Grotewohl, David P. Grotewohl or Mark Grotewohl, or any of their affiliates, are the beneficial owners of any Units.

         As set forth above, the Everest Group owns 604 Units (8.63% of the total). In a written agreement dated April 21, 1998 (a date prior to the date Mark Grotewohl terminated his employment with the Partnership) entered into by the GMS Partnerships, Mark Grotewohl, Everest Properties II, LLC, Everest Properties, LLC, Everest Madison Investors, LLC, Everest Lodging Investors, LLC, KM Investments, LLC and Everest Financial, Inc., which amended the settlement agreement dated February 20, 1998 (discussed below under "Legal Proceedings"), the Everest Group agreed to vote in favor of Proposal #1 upon satisfaction of the following conditions: (i) execution by the GMS Partnerships of an exclusive sales agency contract in favor of the Everest Group; (ii) execution by the GMS Partnerships with an entity affiliated with Mark Grotewohl not later than April 30, 1998 of purchase agreements for the properties of the GMS Partnerships providing for sale prices equal to the respective appraised values of the properties and for full payment in cash at the time of the closing of escrow;
(iii) the grant to the Everest Group of the first opportunity to arrange financing for the proposed transactions; and (iv) the diligent preparation and dissemination by the Partnership of this Consent Solicitation Statement. Condition (i) was satisfied on May 8, 1998 by the execution of an exclusive sales agency contract granting the Everest Group an exclusive listing for the sale of the Property and the properties owned by the other GMS Partnerships for a six-month period. For a discussion of the commissions payable pursuant to such contract, see "Purchase Agreement" below.

         No meeting will be held with regard to this solicitation of the Limited Partners. Voting may be accomplished by completing and returning to the offices of the Partnership, at 2030 J Street, Sacramento, California 95814, telephone:
(916) 442-9183, the form of Consent included herewith. Only Consents received prior to the close of business on the date (the "Action Date") which is the earlier of (i) the date on which the Partnership receives approval and/or disapproval of each Proposal by a majority-in-interest of the Limited Partners, or (ii) November __, 1998 (unless extended by the Managing General Partner pursuant to notice mailed to the Limited Partners), will be counted toward the vote on the Proposals. However, Limited Partners are urged to return their Consents at the earliest practicable date.

         The Limited Partners are not required to vote in the same fashion for each of the two Proposals. If Proposal #1 is approved, Proposal #2 will be of no force and effect (regardless of whether or not it is approved) unless the sale with the Buyer set forth in Proposal #1 is not consummated.

         If a Limited Partner has delivered an executed Consent to the Partnership, the Limited Partner may revoke such Consent not later than the close of business on the date immediately prior to the Action Date. As of the Action Date, the actions which are the subject of this solicitation will either be effective (if the requisite number of executed Consents have been received by the Partnership) or the solicitation period will have expired without approval of the Proposals. The only method for revoking a Consent once it has been delivered to the Partnership is by the delivery to the Partnership prior to the Action Date of a written instrument executed by the Limited Partner who executed the Consent which states that the Consent previously executed and delivered is thereby revoked. Other than the substance of the revocation described above, no specific form is required for such revocation. An instrument of revocation will be effective only upon its actual receipt prior to the Action Date by the Partnership or its authorized agent at the Partnership's place of business as set forth in the foregoing paragraph.

                       CONSENT UNDER PARTNERSHIP AGREEMENT

         Pursuant to Section 14.1(e) of the Partnership Agreement, a majority-in-interest of the Limited Partners must approve or disapprove the sale at one time of all or substantially all of the Partnership's properties. Also, under Section 11.2 of the Partnership Agreement, the Partnership is not permitted to sell its property to "Affiliates" of the General Partners. (The Partnership Agreement defines "Affiliate" as (i) any person directly or indirectly controlling, controlled by, or under common control with another person, (ii) any person owning or controlling 10% or more of the outstanding voting securities of such other person, (iii) any officer, director or partner of such person, and (iv) if such other person is an officer, director or partner, any company for which such person acts in any such capacity.) Although it might be contended that the Buyer is an Affiliate of the Managing General Partner, in the opinion of the Managing General Partner the Buyer does not come within such definition, because the Managing General Partner does not believe that Mark Grotewohl is an Affiliate of the Managing General Partner. (See "Purchase Agreement" below.) However, recognizing the possibility that reasonable minds might differ in resolving that issue, and because the Property constitutes substantially all of the Partnership's properties (as discussed below under "The Property and the Partnership's Business"), the Managing General Partner is seeking the approval of the proposed sale of the Property to the Buyer on the terms described herein by a majority-in-interest of the Limited Partners.

                   THE PROPERTY AND THE PARTNERSHIP'S BUSINESS

         The Property consists of a leasehold interest in land located in Santa Rosa, California, the motel property constructed thereon by the Partnership, and the related personal property.

Narrative Description of Business

(a)      Franchise Agreements


         The Partnership operates its motel property as a franchisee of Super 8 Motels, Inc. through a sub-franchise obtained from Super 8 Management Corporation. In March 1988, Brown & Grotewohl, a California general partnership that is an Affiliate of the Managing General Partner (the "Manager"), became sub-franchisor in the stead of Super 8 Management Corporation, another Affiliate of the Managing General Partner. As of November 10, 1997, Super 8 Motels, Inc. had franchised a total of 1,619 motels having an aggregate of 98,000 guestrooms in operation. Super 8 Motels, Inc. is a wholly-owned subsidiary of Hospitality Franchise Systems, Inc. Neither the Partnership nor the Managing General Partner has any interest in Hospitality Franchise Systems, Inc.

         The objective of the Super 8 Motel chain is to maintain a competitive position in the motel industry by offering to the public comfortable, no-frills accommodations at a budget price. Each Super 8 Motel provides its guests with attractively decorated rooms, free color television, direct dial telephone and other basic amenities, but eliminates or modifies other items to provide substantial cost reduction without seriously affecting comfort or convenience. Some of these savings are accomplished by reductions in room size, elimination of expensive lobbies, and by substantial economies in building construction.

         By the terms of each franchise agreement with Super 8 Motels, Inc., the Partnership pays monthly franchise fees equal to 4% of its gross room revenues (half of which is paid to the sub-franchisor) and contributes an additional 1% of its gross room revenues to a fund administered by Super 8 Motels, Inc. to finance the national reservation and promotions program.

(b)      Operation of the Motel

         Brown & Grotewohl, a California general partnership which is an affiliate of the Managing General Partner (the "Manager"), manages and operates the Partnership's motel. The Manager's management responsibilities include, but are not limited to, the supervision and direction of the Partnership's employees who operate the motel, the establishment of room rates and the direction of the promotional activities of the Partnership's employees. In addition, the Manager directs the purchase of replacement equipment and supplies, maintenance activity and the engagement or selection of all vendors, suppliers and independent contractors. The Partnership's financial accounting activities are performed by the motel staff and a centralized accounting staff, all of which work under the direction of the Managing General Partner or the Manager. Together, these staffs perform all bookkeeping duties in connection with the motel, including all collections and all disbursements to be paid out of funds generated by motel operations or otherwise supplied by the Partnership.

         As of December 31, 1997, the Partnership employed a total of 18 persons, either full or part-time, at its motel, including five desk clerks, ten housekeeping and laundry personnel, two maintenance personnel, and one general manager. In addition, and as of the same date, the Partnership employed 11 persons in administrative positions at its central office in Sacramento, California, all of whom worked for the Partnership on a part-time basis. They included accounting, investor service, sales and marketing and motel supervisory personnel, secretarial personnel, and purchasing personnel.

(c)      Competition

         As discussed in greater detail below, the Partnership faces intense competition from motels of varying quality and size, including other budget motels which are part of nationwide chains and which have access to nationwide reservation systems.

Property

         On January 8, 1980, the Partnership acquired by long-term lease a parcel of approximately three acres of unimproved land located at 2632 N.
Cleveland Avenue, Santa Rosa, California, adjacent to U.S. Highway 101. Effective May 1, 1981, the lease was amended to delete an area comprising approximately 32,600 square feet from the lease. A restaurant facility was subsequently built on this deleted portion.

         The term of the lease extends until August 31, 2015, with a possible extension of the term for up to an additional 15 years through exercise by the Partnership of three five-year renewal options. Base rental payments are subject to adjustment at three-year intervals to reflect changes in the Consumer Price Index. The base rent is $8,398 per month from September 1, 1997 through August

31, 2000. Such rent is net to the lessor of property taxes and assessments, utilities and other expenses relating to the land.

         In April 1980, construction of the Partnership's 100-room motel was commenced on the site. The motel opened for operations immediately after construction was completed on November 12, 1980.

         The lease provides that the improvements constructed by the Partnership on the leased premises will remain the property of the Partnership during the lease term but that upon expiration of the lease, title to any such improvements will pass to the lessor.

         The Partnership's motel achieved the following average occupancy rates and average room rates during the fiscal years ended September 30, 1997, 1996 and 1995:


                            1994 - 1995         1995 - 1996         1996 - 1997
                            ---------------------------------------------------

Average Occupancy Rate           54%                 53%                 60%
Average Room Rate                $42.33             $44.49              $45.65

         The following existing lodging facilities provide direct or indirect competition to the Partnership's Santa Rosa motel:

                                                            Approximate
                                                            Distance From
                                     Number Of              Partnership's
 Facility                            Rooms                  Motel
-------------------------------------------------------------------------------
Motel 6                               100                    Adjacent
Motel 6                               119                    0.5 Mile
Los Robles Inn                         90                    0.5 Mile
Sandman Motel                         112                    0.5 Mile
Ramada Inn                             50                    0.5 Mile
Holiday Inn Express                    95                    1.0 Mile
Days Inn                              160                    1.5 Miles
TraveLodge                             60                    2.0 Miles
Best Western Garden Inn               100                    3.0 Miles

                  The Santa Rosa motel draws its business from a variety of sources, including corporate travelers, vacationers and tourists, convention attendees and sports teams. The Santa Rosa motel has no single customer the loss of which would have a materially adverse effect on the motel's operations.

                                   MANAGEMENT

         The Partnership is a California limited partnership which has no executive officers or directors. The principal business address of the Partnership is 2030 J Street, Sacramento, CA 95814. The Partnership's general partners are Grotewohl Management Services, Inc., as managing general partner, and Robert J. Dana, as associate general partner.

         Grotewohl Management Services, Inc. is a California corporation owned one-half by Philip B. Grotewohl and one-half by his former wife, who is not involved in the day-to-day operations of Grotewohl Management Services, Inc., and who does not serve as a director or executive officer thereof. The sole director of Grotewohl Management Services, Inc. is Philip Grotewohl, and the executive officer of Grotewohl Management Services, Inc. is Philip Grotewohl. David Grotewohl has authority to sign documents on behalf of the General Partner as its nominal President and Chief Financial Officer, but has no executive duties. He does act as "inside" legal counsel to the Managing General Partner, and his principal occupation has been to head the operation and maintenance of the Property and the properties of the other GMS Partnerships. The principal business address of Grotewohl Management Services, Inc. is 2030 J Street, Sacramento, CA 95814. During the past five years Grotewohl Management Services, Inc. and its affiliate, Brown & Grotewohl, a California general partnership one-half owned by Philip Grotewohl and one-half owned by the Estate of Dennis A. Brown, principally have been engaged in the business of managing various limited partnerships which own and operate lodging facilities, and in the business of managing such lodging facilities. During the past five years Philip Grotewohl's business activities have been conducted solely through Grotewohl Management Services, Inc. and Brown & Grotewohl. The principal business address of Philip Grotewohl is 2030 J Street, Sacramento, CA 95814. In addition to the services described above, during the past two and three-quarters years David Grotewohl has been engaged part-time as a sole proprietor in the marketing of consumer products and services under the business name "The Biscayne Group." The principal business address of David P. Grotewohl is 2030 J Street, Sacramento, CA 95814.

         Robert J. Dana is the associate general partner of the Partnership and, as such, has no control over the management of the Partnership. During the past five years Robert J. Dana has been self-employed through D/S Telecom and Telecom Options as a seller of long-distance telephone services. The principal business address of Robert J. Dana is 6439 Timber Springs Drive, Santa Rosa, CA 95409.

                               PURCHASE AGREEMENT

         On April 30, 1998, the Partnership entered into an agreement to sell the Property to Tiburon Capital Corporation, San Francisco, California, or a nominee of Tiburon Capital Corporation (the "Buyer"), for the sum of $2,200,000, payable in cash at the close of escrow. Escrow was opened at Chicago Title Company, San Francisco, California on June 10, 1998.

         Except as otherwise indicated, the following paragraph is based on information provided by the Buyer. Tiburon Capital Corporation is a California corporation formed in 1992. All of its stock has been owned since its inception equally by William R. Dixon, Jr., Herbert J. Jaffe, John L. Wright and John F. Dixon. Management and control persons of Tiburon Capital Corporation consist of its stockholders. Tiburon Capital Corporation and its related entities, including Pacific Management Group, Inc., NCM Management Ltd. and Capital
Concepts Investment Corp., are and have been involved in many business transactions, including the ownership and asset or property management of real estate assets. (The owners, management and the control persons of such related entities are two or more of the owners of Tiburon Capital Corporation.) In many instances, the real estate assets were or are owned by limited partnerships or limited liability companies formed and syndicated by Tiburon Capital Corporation or its related entities for the specific purpose of owning such assets. The form of an entity owning real estate assets is typically dictated by investors and/or lenders. If the proposed sale is consummated, a nominee of Tiburon Capital Corporation, which would be a limited liability company, would actually purchase the Property instead of Tiburon Capital Corporation. The members of such limited liability company would be another limited liability company (formed and syndicated by Tiburon Capital Corporation), Mark Grotewohl and, perhaps, others. Mark Grotewohl's interest in the Buyer would be limited to 50% of the profits remaining after return of all capital (whether debt or equity) to all investors and creditors, plus a return thereon. Mark Grotewohl would also form a limited liability company to provide property management services to the Buyer. The fee for this service would be 4 1/2% of gross property revenues, from which Mark
Grotewohl would be required to fund all property management expenses. The foregoing would be reflected in written agreement if Proposal #1 were approved. It is possible that some terms of the relationships would vary from those as described, but in no event would Mark Grotewohl's interest in the Buyer or the eight properties be greater than as indicated.

         Mark Grotewohl is the son of Philip B. Grotewohl. During the last five years, until April 30, 1998, Mark Grotewohl was employed as the marketing and sales director for the five GMS Partnerships. Since that time, Mark Grotewohl has been engaged in facilitating the proposed transaction, and is operating from the offices of the Managing General Partner. It might be contended that Mark Grotewohl is, by virtue of his past relationship with the Partnership and the other GMS Partnerships, an Affiliate of the Partnership as defined in its Partnership Agreement. Under Section 11.2 of the Partnership Agreement, the Partnership is not permitted to sell its real property to "Affiliates" of the General Partners. (The Partnership Agreement defines "Affiliate" as (i) any person directly or indirectly controlling, controlled by, or under common control with another person, (ii) any person owning or controlling 10% or more of the outstanding voting securities of such other person, (iii) any officer, director or partner of such other person, and (iv) if such other person is an officer, director or partner, any company for which such person acts in any such capacity.) The Managing General Partner believes that, based on the facts and circumstances, Mark Grotewohl is not an Affiliate of the Partnership, because Mark Grotewohl (i) does not control the Partnership or the Managing General Partner, (ii) owns no voting securities in the Partnership or the Managing General Partner, and (iii) is not an officer, director or partner of the Managing General Partner or the Partnership. However, the Managing General Partner recognizes that reasonable minds could differ as to the resolution of this issue and has decided to treat this transaction as an inside transaction.

         The Buyer has made a contemporaneous offer to purchase the motel properties of the four other GMS Partnerships. The offers made by the Buyer for the properties of each of the GMS Partnerships have been evaluated independently by the Managing General Partner. Other than with respect to the purchase price of each motel, the offers are on identical terms. If the limited partners of the other Partnerships do not approve the sale of their respective properties to the Buyer, however, the Buyer has the right and option not to proceed with the proposed purchase of the Property from the Partnership, even if the Limited Partners approve this sale. In this regard, the Partnership has not solicited any offers to purchase the Property or the motel properties of the other GMS Partnerships, has not listed the Property or the motel properties of the other GMS Partnerships for sale with independent brokers, and has not otherwise actively sought competing offers for the Property or the motel properties of the other GMS Partnerships. Consequently, the offer presented by the Buyer is the only offer that the Managing General Partner has received for the Property or the motel properties of the other GMS Partnerships other than those presented by the Everest Group.

         There are a number of significant conditions to the consummation of the proposed sale of the Property to the Buyer; therefore, there can be no assurance as to whether, or when, such transaction will be consummated. Among these conditions are the Partnership's receipt of the approval of the Limited Partners; the Buyer's receipt (at the Partnership's expense) and approval of an ALTA Survey and preliminary title report for the Property; the absence of any damage or loss to the Property prior to the closing date in excess of $50,000; the decision by the Buyer, in its unfettered discretion, to terminate the proposed purchase prior to June 30, 1998; the Buyer's receipt prior to June 30,

1998 of a loan commitment for financing in an amount of not less than 90% of the purchase price of the Property (as of the date hereof the Buyer had not yet received such a commitment); and receipt by the Partnership of any necessary approvals of the sale by, among others, the franchisor, the landlords, and the subtenants. The Managing General Partner expects that such conditions will be satisfied; however, there can be no assurances in this regard. No federal or state regulatory requirements must be complied with, or approvals obtained, in connection with the transaction.

         The Buyer will deposit the sum of $11,000 into escrow on the date the Partnership notifies the Buyer that the Limited Partners have approved the proposed sale of the Property to the Buyer. Should the Buyer default in the performance of its obligations under the purchase agreement, the Partnership will be entitled to retain said deposit as its only damages.

         The Partnership and the Buyer will share closing costs. The Managing General Partner anticipates that the Partnership's share of aggregate closing costs, including real estate brokerage commissions, will be approximately $82,500. Included therein is a real estate brokerage commission payable to Everest Financial, Inc., a member of the Everest Group, in an amount equal to 2.75% of the purchase price. Everest Financial, Inc. has agreed to reallow 1.25% of the purchase price to the Buyer's broker or, at the Buyer's option, the Buyer will be entitled to a credit against the purchase price in the amount of 1.25% of the purchase price.

                              CONFLICTS OF INTEREST

         The Managing General Partner is subject to substantial conflicts of interest in connection with the Proposals arising out of its relationship with the Partnership, including the conflicts discussed below.

         Philip B. Grotewohl, the co-owner and chief executive officer of the Managing General Partner, is the father of Mark Grotewohl, an affiliate of the Buyer. Accordingly, the Managing General Partner faced a significant conflict of interest in determining the terms of the proposed transaction with the Buyer, in determining not to solicit bids from independent third parties, and in rendering its recommendation as to the fairness of the proposed transaction with the Buyer. The Managing General Partner also faced significant conflicts of interest in determining to sell the Property at this time in that it agreed to sell the Property in the agreement settling the lawsuits brought against and by the Everest Group. (See "Legal Proceedings.") The state court action by the Everest Group brought partly in response to the Managing General Partner's federal court action brought against the Everest Group alleged violations by the Managing General Partner of the Partnership Agreement and of its fiduciary duty to the Partnership. Accordingly, the Managing General Partner may have been motivated to agree to sell the Property as a result of the lawsuits rather than in pursuit of the best interests of the Limited Partners. However, based upon its experience in the lodging industry, as well as general familiarity with industry news as reported by trade journals, the Managing General Partner believes that the appraised market value of the Property as determined by PKF Consulting is fair and reasonable. The Managing General Partner also believes that the sale of the Property in accordance with the terms and conditions outlined in this Consent Solicitation Statement will assist the Partnership in meeting its investment objectives. Nonetheless, there can be no assurance that (i) the Limited Partners would not receive a greater amount of sale proceeds if the Managing General Partner were to solicit bids for the Property from third parties, or (ii) the continued retention and operation of the Property by the Partnership coupled with a sale of the Property at a later date would not result in greater after-tax distributions to the Limited Partners.

                       EFFECTS OF APPROVAL OF THE PROPOSAL

         Set forth below is a discussion of the effects of the sale of the Property pursuant to Proposal #1. The effects of a sale of the Property pursuant to Proposal #2 would be substantially similar.

General

         The consummation of the sale of the Property pursuant to Proposal #1 and the concomitant dissolution of the Partnership should result in the following consequences for the Partnership, the Limited Partners and the General
Partners:

(i) The Limited Partners are expected to receive the distributions of net cash proceeds from the sale of the Property as described below.

(ii) The Limited Partners and the General Partners are expected to realize the Federal income tax consequences as described below.

(iii) All of the Partnership's assets and liabilities will be liquidated, the Partnership will be dissolved and terminated, and the registration of the Units under the Securities Exchange Act of 1934 will be terminated.

         The consequences stated above are discussed in more detail in the subsections which follow. Those subsections, in part, include computations as to the cash proceeds to be received and distributed by the Partnership, and the taxable gain and allocations thereof to be made by the Partnership, in the event the proposed sale is consummated. HOWEVER, THIS INFORMATION IS PRESENTED SOLELY FOR THE PURPOSES OF EVALUATING THE PROPOSALS. ALL AMOUNTS ARE ESTIMATES ONLY. ALL COMPUTATIONS ARE BASED ON ASSUMPTIONS (SUCH AS THE DATE OF SALE, THE EXPENSES OF THE SALE, AND THE RESULTS OF PARTNERSHIP OPERATIONS THROUGH THE DATE OF SALE) WHICH MAY OR MAY NOT PROVE TO BE ACCURATE AND SHOULD NOT BE RELIED UPON TO INDICATE THE ACTUAL RESULTS WHICH MAY BE ATTAINED.

Determination and Use of Net Proceeds

         The following is a summary of the projected amount of cash to be received by the Partnership and the projected amount of cash to be distributed to the Limited Partners, assuming the Property is sold for a gross sales price of $2,200,000. This summary has been prepared by the Managing General Partner.

         If the proposed transaction with the Buyer is consummated on November 30, 1998, it is estimated that the Partnership would receive the following net proceeds:

Gross sales price                                             $2,200,000

Less: Real estate commission                                     (60,500)
      Estimated escrow and closing costs                         (76,000)
                                                              -----------

Net proceeds of sale                                          $2,063,500

Included in closing costs set forth above are, among other items, estimated legal fees of $37,000, estimated fees in connection with the appraisal and fairness opinion of $10,000, estimated accounting fees of $16,000 and estimated fees in connection with solicitation activities of $4,000.

         The Partnership's real property taxes are payable twice yearly on April 10 and December 10, partially in arrears, in the current amount of $7,935.43 each. The Partnership's minimum lease payment for its leasehold interest is $8,398 per month. Accordingly, if the proposed transaction with the Buyer is consummated, the actual date of consummation will determine whether there is a credit to the Partnership for prorated lease payments and/or a credit to the Buyer for prorated real property taxes. Similarly, the amount indicated below as the estimate of reserves available for distribution on dissolution of the Partnership will vary depending on the actual date of consummation of the proposed transaction.

         The net proceeds of $2,063,500 estimated to be received by the Partnership from the proposed transaction, in the estimated amount of $294.71 per Unit based on a closing date of November 30, 1998, would be distributed entirely to the Limited Partners. The Partnership's cash reserves would be retained for the payment of accounts payable and other liabilities and expenses incurred to that date or expected to be incurred in connection with the operation of the Property through the date of sale and the operation and winding-up of the Partnership through its termination, including severance pay to certain employees of the Partnership and the other GMS Partnerships, and the balance, estimated to be $159,000 or $22.71 per Unit, also would be distributed entirely to the Limited Partners. Alternatively, if the Property is not sold pursuant to Proposal #1 or Proposal #2, the Partnership would continue to operate the Property for an indeterminate period. The Managing General Partner estimates that if the Property is not sold the Partnership will make average annual distributions to the Limited Partners of from zero to $210,000 ($30.00 per Unit) for the foreseeable future. However, there can be no assurance that the Managing General Partner's estimate in this regard will be borne out.

Federal Income Tax Consequences

         (a)  General.  The  following  is a summary of the  Federal  income tax consequences expected to result from a sale of the Property based on the Internal Revenue Code of 1986, as amended (the "Code"), existing laws, judicial decisions and administrative regulations, rulings and practices. This summary is general in content and does not include considerations which might affect certain Limited Partners, such as Limited Partners which are trusts, corporations or tax-exempt entities, or Limited Partners who must pay an alternative minimum tax. Except as otherwise specifically indicated, this summary does not address any state or local tax consequences.

         Tax counsel to the Partnership, Derenthal & Dannhauser, has delivered an opinion to the Partnership which states that the following summary has been reviewed by it and, to the extent the summary involves matters of law, represents its opinion, subject to the assumptions, qualifications, limitations and uncertainties set forth therein.

         (b) Characterization of Gain. Upon the sale of property, the owner thereof measures his gain or loss by the difference between the amount of consideration received in connection with the sale and the owner's adjusted basis in the property. A gain will be recognized for Federal income tax purposes. This is so because the depreciation used for Federal income tax purposes, which decreases adjusted basis, was greater than that used for book purposes.

         The Property should constitute "Section 1231 property" (i.e., real property and depreciable assets used in a trade or business which are held for more than one year) rather than "dealer" property (i.e., property which is held primarily for sale to customers in the ordinary course of business). While it is possible that the Internal Revenue Service will argue that the Property is "dealer" property, gain upon the sale of which would be taxed entirely as ordinary income, tax counsel to the Partnership is of the opinion that it is more likely than not that such an assertion would not be sustained by a court.

         A Limited Partner's allocable share of Section 1231 gain from the sale of the Property would be combined with any other Section 1231 gains or losses incurred by him in the year of sale, and his net Section 1231 gains or losses would be taxed as long-term capital gains or constitute ordinary losses, as the case may be, except that a Limited Partner's net Section 1231 gains will be treated as ordinary income to the extent of net Section 1231 losses for the five most recent years which have not previously been offset against net Section 1231 gains.

         Long-term  gain on sale of Section  1231  property is taxed as follows:
(i) the excess of accelerated depreciation over straight-line depreciation is taxed at ordinary income rates, (ii) to the extent that any other gain would be treated as ordinary income if the property were depreciable personal property rather than depreciable real property, at a maximum rate of 25%, and (iii) the balance at a maximum rate of 20%.

         Set forth below are the Managing General Partner's estimates of the total taxable gain for Federal income tax purposes, and the allocations thereof, which will result if the proposed sale of the Property to the Buyer is consummated, based on an assumed closing date of November 30, 1998. These estimates do not include any amounts relating to Partnership operations prior to the sale of the Property or relating to dissolution of the Partnership. These estimates are not the subject of an opinion of counsel.

                                            Portion
                             Total          Taxed As      Portion      Portion
                             Estimated      Ordinary      Taxed At     Taxed At
                             Gain           Income        25% Rate     20% Rate
                             ---------------------------------------------------

         Limited Partners    $1,600,000     $25,000       $1,251,000   $324,000

         General Partners        16,000       1,000           12,000      3,000
                                 ------       -----           ------      -----

         Total               $1,616,000     $26,000       $1,263,000   $327,000
                              =========      ======        =========    =======

         Per Unit               $228.57       $3.57          $178.71     $46.28
                                 ======        ====           ======      =====


         Because of different methods of depreciation used for California income tax purposes than for Federal income tax purposes, the Managing General Partner anticipates that consummation of the proposed transaction would produce a gain for California income tax purposes in the amount of approximately $1,614,000, of which approximately $16,000 and $1,598,000 would be allocated to the General Partners and to the Limited Partners, respectively.

Dissolution of the Partnership

         Section 18.1(e) of the Partnership Agreement provides that the Partnership shall be dissolved upon the sale of all of the Partnership property and the conversion into cash of any proceeds of sale originally received in a form other than cash.

         If the proposed sale of the Property is consummated, the Partnership will be dissolved, the Managing General Partner will commence to wind up the business of the Partnership, and after payment of all expenses of the Partnership (including the expense of a final accounting for the Partnership) the remaining cash reserves of the Partnership will be distributed in accordance with the provisions of the Partnership Agreement. The Managing General Partner will then take all necessary steps toward termination of the Partnership's Certificate of Limited Partnership.

                   APPRAISAL OF THE PROPERTY/FAIRNESS OPINION

         The appraisal of the motel property and the fairness opinion respecting the proposed transaction with the Buyer were prepared by PKF Consulting, San Francisco, California. PKF Consulting was selected by the Managing General Partner based on the Managing General Partner's belief as to the expertise of PKF Consulting in appraising motel properties in the State of California and in rendering fairness opinions with respect to the sale thereof. The Managing General Partner's belief is based on past experience with PKF Consulting, which rendered appraisals of the Property and the properties of the other GMS Partnerships in 1988, on its knowledge of the lodging industry, and on recommendations from others in the lodging industry, including attorneys and accountants. PKF Consulting also prepared appraisals of the motel properties of the other GMS Partnerships. PKF Consulting was instructed to prepare its appraisals based on the assumption that the Property was to be sold on the open market to knowledgeable buyers and that there would be no pressure to make a quick sale. PKF Consulting was not advised that an affiliate of Mark Grotewohl would be a potential buyer of the Property. No limitations were imposed by the Partnership on the appraiser's investigation. PKF Consulting delivered a written report, dated February 20, 1998, which stated that the "as is" market value of the Property as of January 1, 1998 was $2,200,000. PKF Consulting also delivered its written fairness opinion, dated May 19, 1998, to the effect that the proposed transaction with the Buyer is fair and equitable from a financial standpoint to the Limited Partners. The amount offered by the Buyer for the Property is based upon, and is equal to, the market value set forth in the appraisals.

         Other than with respect to the rendering of the appraisal reports and fairness opinions referred to above, during the past two years there has been no material relationship between PKF Consulting and the Partnership or its affiliates. PKF Consulting received a total of approximately $49,000 from the Partnership and the other GMS Partnerships in connection with the rendering of such appraisal reports and fairness opinions.

         PKF Consulting is an international firm of management consultants, industry specialists, and appraisers who provide a wide range of services to the hospitality, real estate, and tourism industries. Headquartered in San Francisco, PKF Consulting has offices in New York, Philadelphia, Atlanta, Boston, Houston, Los Angeles, Washington, D.C., and abroad. As a member of the Pannell Kerr Forster International Association, PKF Consulting has access to the resources of one of the world's largest accounting and consulting firms, with 300 offices in 90 countries.

         The services offered by PKF Consulting include: market and feasibility studies; real estate appraisals and business valuations; tourism and recreational studies; strategic planning; operational reviews; asset management; chain and management company selection; real estate consulting services; financial consulting; and litigation support, expert witness and arbitration services.

         The following is excerpted from the appraisal reports:

                  "The scope of this appraisal included a detailed analysis of the competitive market position of each of the eight properties. More specifically, the market analysis for each property included the following work program.

         1) In-depth analysis of the historical operating performance of each property.

         2) Detailed inspection of each property, focused on identifying areas of deferred maintenance and/or functional obsolescence.

         3) Evaluation of the economic environment of each property's local market, focusing on economic factors which impact the demand for hotel rooms such as changes in employment, office space absorption, airport utilization, attendance at tourist attractions and convention facilities, etc.

         4) Primary market research in each market area, including interviews with key demand generators, inspection and evaluation of competitive hotels and discussions with persons familiar with the development patterns of each local market.

         5) Analysis of each property's future market position. This analysis included a projection of the current and future demand for hotel accommodations in each market, including an assessment of existing and potential future competitive supply, and the share of the market that each hotel could reasonably be able to capture over the next five to ten years.

                  Based on the foregoing scope of work, it was concluded that the Highest and Best Use of each property is as currently improved.

                  In developing a value conclusion for each hotel, two of the three traditional approaches to valuation have been used: the Sales Comparison and Income Capitalization Approaches. In the Sales Comparison Approach, the value of the subject properties were estimated based on an analysis of the sales of other similar facilities using a unit indicator of price per room or multiple of rooms revenue. In the Income Capitalization Approach, the value of each property is estimated based on an analysis of the historical and projected income and expenses generated by each facility during a typical holding period. Both direct capitalization and yield capitalization (discounted cash flow analysis) methods were employed.

                  The earnings  stream most  commonly  used as the basis for the
         Income Capitalization method of valuation is the projected net operating income (NOI) from operations after the deduction of real estate taxes and insurance, but before the deduction of interest, depreciation, amortization and taxes on income. Also deducted from the profit from operations is a reserve for capital improvements for each property. The projected operating income for each property was based on a review of local market conditions and the historical operating results of each hotel, coupled with an analysis of the historical operating results of comparable hotels as compiled in PKF Consulting's 1997 issue of `Trends in the Hotel Industry.'

                  Under the direct capitalization method, the NOI for a typical or stabilized year of operation is converted into a value estimate by dividing it by an appropriate income capitalization rate. The capitalization rate represents the relationship between income and value observed in the market and is derived through an analysis of comparable sales as well as other analyses.

                  In yield capitalization, the value of a property is the present value of the net operating income of each property in each year of a holding period (typically ten years) plus the present value of the property as if sold at the end of the holding period (the "reversion"). The present value of these elements is obtained by applying a market-derived discount rate. The value of the reversion is obtained through the capitalization of the adjusted income at the end of the holding period, which should be a normalized or typical year, with a deduction for the costs of sale.

                  In our analysis, the discount rates used to value the subject hotels ranged from 13.0 to 14.5 percent; going-in capitalization rates ranged from 10.0 to 11.5 percent; and reversionary capitalization rates ranged from 10.5 to 12.0 percent. Differences in the discount and capitalization rates applied to individual properties were based on a combination of factors, including the age and condition of the hotels, local market conditions, durability of the projected income stream, and the ownership rights appraised (fee simple interest or leasehold interest).

                  The Cost Approach has not been included in the estimate of the value of the subject properties. The Cost Approach is most applicable in the valuation of special use properties, properties which are proposed or under construction, and aged properties, in which the value of the improvements may be nominal and the value of the property as a whole approaches land value. The subject properties are all going concerns and the existing improvements contribute significant value to the property. The costs to replace these facilities are of little more than historical significance and are not used by the typical investor interested in the purchase of an existing property."

         Upon request the Partnership will furnish to a Limited Partner, without charge, a copy of the appraisal report. In this regard Limited Partners are cautioned to refer to the entire appraisal report, inasmuch as the opinions of value stated therein are subject to the assumptions and limiting conditions stated therein. Furthermore, Limited Partners should be aware that appraised values are opinions and, as such, may not represent the realizable value of the Property. Upon request, the Partnership will also furnish to a Limited Partner, without charge, a copy of the fairness opinion.

                                LEGAL PROCEEDINGS

         On October 27, 1997 a complaint was filed in the United States District Court, Eastern District of California by the Partnership, the other GMS Partnerships, and the Managing General Partner, as plaintiffs (the "GMS Plaintiffs"). The complaint named as defendants Everest/Madison Investors, LLC,

Everest Lodging Investors, LLC, Everest Properties, LLC, Everest Partners, LLC, Everest Properties II, LLC, Everest Properties, Inc., W. Robert Kohorst, David
I. Lesser, The Blackacre Capital Group, L.P., Blackacre Capital Management Corp., Jeffrey B. Citrin, Ronald J. Kravit, and Stephen P. Enquist (the "Federal Defendants"). The factual basis underlying the GMS Plaintiffs' causes of action pertained to tender offers directed by the Federal Defendants to limited partners of the GMS Partnerships, and to indications of interest made by certain of the Federal Defendants in purchasing the properties of the GMS Partnerships. The complaint requested the following relief: (i) a declaration that each of the Federal Defendants had violated Sections 13(d), 14(d) and 14(e) of the Securities and Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations promulgated by the Securities and Exchange Commission thereunder;
(ii) a declaration that certain of the Federal Defendants had violated Section 15(a) of the Exchange Act and the rules and regulations thereunder; (iii) an order permanently enjoining the Federal Defendants from (a) soliciting tenders of or accepting for purchase securities of the GMS Partnerships, (b) exercising any voting rights attendant to the securities already acquired, (c) soliciting proxies from the limited partners of the GMS Partnerships, and (d) violating Sections 13 or 14 of the Exchange Act or the rules and regulations promulgated thereunder; (iv) an order enjoining certain of the Federal Defendants from violating Section 15(a) of the Exchange Act and the rules and regulations promulgated thereunder; (v) an order directing certain of the Federal Defendants to offer to each person who sold securities in the GMS Partnerships to such defendants the right to rescind such sale; (vi) a declaration that the GMS Partnerships need not provide to the Federal Defendants a list of limited partners in the GMS Plaintiffs or any other information respecting the GMS Partnerships which is not publicly available; and (vii) awarding the GMS Plaintiffs reasonable attorneys' fees, costs of suit incurred, and such other and further relief as the Court may deem just and proper.

         On October 28, 1997 a complaint was filed in the Superior Court of the State of California, Sacramento County by Everest Lodging Investors, LLC and Everest/Madison Investors, LLC, as plaintiffs (the "State Plaintiffs"), against Philip B. Grotewohl, the Managing General Partner, Kenneth M. Sanders, Robert J. Dana, Borel Associates, and BWC Incorporated, as defendants (the "State Defendants"), and the GMS Partnerships, as nominal defendants. On November 11, 1998 the complaint was amended and Mark and David Grotewohl were added as defendants. The State Plaintiffs alleged that the State Defendants received unauthorized rebates of franchise fees paid to Super 8 Motels, Inc., that the Managing General Partner caused the GMS Partnerships to make unauthorized payments of salaries and expenses, and reimbursements of expenses to the Managing General Partner, that the Managing General Partner refused to cooperate with the State Plaintiffs' efforts to buy the properties of the GMS
Partnerships, and that the Managing General Partner refused to provide information required by the GMS Partnerships' governing documents and California law. The Managing General Partner believes that these allegations were unjustified. As amended, the complaint requested the following relief: (i) a declaration that the action was a proper derivative action; (ii) an order requiring the State Defendants to discharge their fiduciary duties to the GMS Partnerships by accepting no kickbacks, charging no unauthorized expenses, responding in good faith to the offer made by an affiliate of the State Plaintiffs to purchase the properties of the GMS Partnerships and disclosing such offers to the limited partners of the GMS Partnerships, and delivering all information respecting the GMS Partnerships requested by the State Plaintiffs;
(iii) an order enjoining the State Defendants from breaching their fiduciary duties; (iv) disgorgement of profits in excess of the reasonable value of the services actually rendered; (v) appointment of a receiver; and (vi) an award for compensatory and punitive damages and, under RICO, treble damages, and costs, all in an amount to be determined.

         On February 20, 1998, the parties entered into a settlement agreement pursuant to which both of the above complaints were dismissed. Pursuant to the terms of the settlement agreement, the Federal Defendants (excluding The Blackacre Capital Group, L.P., Blackacre Capital Management Corp., Jeffrey B. Citrin, Ronald J. Kravit and Stephen P. Enquist) agreed not to generally solicit the acquisition of any additional units of the GMS Partnerships without first filing necessary documents with the Securities and Exchange Commission, and also agreed to conduct any such solicitation in compliance with the provisions of
Section 14 of the Exchange Act and Regulation 14D, notwithstanding that any such solicitation might otherwise be exempt from such requirements. It was also agreed, among other things, that the Managing General Partner would retain, on behalf of the GMS Partnerships, a real estate broker to market for sale all of the properties of the GMS Partnerships. The Managing General Partner agreed to evaluate and consider in good faith a designee of Everest Properties, Inc. to serve as the real estate broker. Further, the Managing General Partner agreed to include in any listing agreement between the GMS Partnerships and their real estate broker a provision requiring the broker to share one-half of the real estate commission payable with Everest Properties, Inc. or its designee in the event that Everest Properties, Inc. or its designee were the procuring broker for the property generating the real estate commission. The Managing General Partner also agreed to proceed in a commercially reasonable manner with the marketing of all properties of the GMS Partnerships, and agreed to entertain all bona fide offers, whether made for all of the properties of the GMS Partnerships as a group, for all of the properties of a particular GMS Partnership as a group, or for an individual property. The Managing General Partner agreed, by no later than June 30, 1998, to accept for submission to the limited partners of any GMS Partnership either (i) any bona fide offer (an "Acceptable Offer") to purchase one or more of the properties of a GMS Partnership if the offer were a cash offer at a price equal to 75% or more of the appraised value of the property or properties, or (ii) any offer for a property or properties of a GMS Partnership on terms deemed by the Managing General Partner to be more favorable to that GMS Partnership than the Acceptable Offer. In addition, the Managing General Partner agreed to submit the offer for approval to the limited partners of the GMS Partnership and other procedures as required by the GMS Partnership's Agreement of Limited Partnership and applicable law. In this connection, the Managing General Partner agreed, under certain circumstances, to include in the solicitation materials a proposal seeking the approval of the limited partners to a sale of the property or properties to another buyer upon substantially the same or better terms as those offered by the buyer. The Managing General Partner retained the right to recommend to the limited partners of a GMS Partnership rejection of any proposal if the proposed sales price were less than the appraised value of the Property or were not payable entirely in cash. The Managing General Partner also agreed that, upon the sale of a property of one of the GMS Partnerships, the Managing General Partner would distribute promptly the proceeds of the sale after payment of payables and retention of reserves to pay anticipated expenses. Under the terms of the settlement agreement, the GMS Partnerships agreed to reimburse the Everest Defendants for certain costs, not to exceed $60,000, to be allocated among the GMS Partnerships. Of this amount, the Partnership paid $12,000.

     For a discussion of the amendment to such settlement agreement, see "Outstanding Voting Securities and Voting Rights."

                       AMENDMENTS TO PARTNERSHIP AGREEMENT

         Set forth below are the proposed amendments to the Partnership Agreement which are the subject of this Consent Solicitation Statement:

         Section 21.  SALE OF PROPERTIES

         "21.1             Sale and Disposition of Partnership Assets

                  A. Notwithstanding anything contained in this Agreement to the contrary, including Section 11.2 hereof, the General Partners, for and on behalf of the Partnership, are hereby authorized
                  (i) to sell the Partnership's real property interests, including its motel, and related personal property, to Tiburon Capital Corporation or a nominee thereof, including a nominee which is an Affiliate of Mark Grotewohl, on the terms and conditions outlined in the Consent Solicitation Statement of the Partnership dated _____________, 1998; (ii) to dissolve and wind up the affairs of the Partnership; (iii) to distribute the proceeds of the sale and any other cash held by the Partnership in accordance with this Agreement; (iv) to terminate the Partnership; and (v) to take any action deemed necessary or appropriate to accomplish the foregoing.

                  B. Notwithstanding anything contained in this Agreement to the contrary, the General Partners, for and on behalf of the Partnership, are hereby authorized (i) to sell the
                  Partnership's real property interests, including its motel, and related personal property, if the purchaser is not an Affiliate of the General Partner, and if such sale is for "all cash," and is for an amount equal to or greater than the amount reflected in an appraisal which is not more than 15 months old at the date the purchase agreement is executed;
                  (ii) to dissolve  and wind up the affairs of the  Partnership;
                  (iii) to distribute the proceeds of the sale and any other cash held by the Partnership in accordance with this Agreement; (iv) to terminate the Partnership; and (v) to take any action deemed necessary or appropriate to accomplish the foregoing; provided, however, that the provisions of this
                  Section 21.1B shall not be operative and shall be of no force and effect if the Partnership's motel is sold pursuant to
                  Section 21.1A hereof."

                              FINANCIAL INFORMATION

Selected Partnership Financial Data

         The Partnership's book values per Unit as of December 31, 1997 and June 30, 1998 were $129.93 and $98.79, respectively.

         Following are selected financial data of the Partnership for the period from October 1, 1992 to September 31, 1997.

                           Year Ended      Year Ended        Year Ended       Year Ended        Year Ended
                           September 30,  September 30,    September 30,    September 30,     September 30,
                                1997         1996             1995             1994              1993
                           ------------   ------------     ------------     ------------      ---------

Guest room income            $995,707        $856,246          $829,326        $808,505         $828,804
Net income (loss)            $213,399        $101,430           $31,089        $(31,564)        $(88,213)

Per Partnership Unit:
  Cash distributions(1)        $60.50           $3.00             ----             ----             ----
  Net income (loss)            $30.18          $14.35             $4.40          $(4.46)         $(12.48)

                           September 30,   September 30,   September 30,    September 30,     September 30,
                                1997           1996            1995            1994               1993

Total assets               $1,067,776      $1,268,224        $1,172,917      $31,122,106        $1,158,408
Long-term debt                   ----           ----              ----              ----              ----
---------

(1) On an annual basis, to the extent cash distributions exceed net income, Limited Partners receive a return of capital rather than a return on capital. However, an annual analysis will be misleading if the Limited Partners do not receive their investment back upon liquidation of the Partnership. For investors who purchased their Units directly from the Partnership, the original investment was $1,000 per Unit, cumulative allocations of income through September 30, 1997 were approximately $700 per Unit, and cumulative distributions through September 30, 1997 were approximately $1,425 per Unit. Investors who did not purchase Units directly from the Partnership must consult with their own advisers in this regard.


Management's Discussion and Analysis of Financial Condition and Results of Operations

I.       Fiscal Year Financial Statements

(a)      Liquidity and Capital Resources

         The Managing General Partner believes that the Partnership's liquidity, defined as its ability to generate sufficient cash to satisfy its cash needs, is adequate. The Partnership's primary source of liquidity is its cash flow from operations. The Partnership had, as of September 30, 1997, current assets of $486,052, current liabilities of $108,806 and, therefore, an operating reserve of $377,246. The Managing General Partner's reserves target is 5% of the adjusted capital contributions, which are approximately $3,494,317. Current reserves are above this $174,716 required reserve.

         The Partnership's motel property is unencumbered. Although no assurance can be had in this regard, the Managing General Partner believes that the Partnership's equity in its property provides a potential source of external liquidity (through financing) in the event the Partnership's internal liquidity is impaired.

         During fiscal year 1997, the Partnership expended $61,087 on renovations and replacements, $43,159 of which was capitalized. Included in these amounts was $28,669 for guest room and corridor carpeting, $8,024 for a replacement washing machine, $4,459 for six replacement room air-conditioning units and $3,660 for furniture refurbishment.

         During fiscal year 1996, the Partnership expended $57,971 on renovations and replacements, $36,984 of which was capitalized. Included in the capitalized items were $11,148 for a replacement central office computer, $8,149 for a replacement washing machine, $6,817 for new backflow devices required by the City of Santa Rosa under the EPA's administration of the Clean Water Act, $6,088 for replacement room carpets, $2,577 for a replacement clothes dryer and $2,205 for replacement television sets. The non-capitalized renovations of $20,988 included expenditures for lamps and light fixtures, drapes, air-conditioning units, mattresses, chairs, outside building trim repairs and landscaping.

         The Partnership currently has no material commitments for capital expenditures, other than parking lot repairs. The Property is in full operation and no further property acquisitions or extraordinary capital expenditures are planned. If the Property is not sold the Managing General Partner is aware of no material trends or changes with respect to the mix or relative cost of the Partnership's capital resources. If the Property is retained adequate working capital is expected to be generated by motel operations.

(b)      Results of Operations

(i)      Overall Financial Results

         During fiscal year 1997 as compared to fiscal year 1996, the Partnership achieved a $143,084 or 16.1% increase in total income. This increase was due primarily to a $139,461 or 16.3% increase in guest room revenue. The increased room revenue is discussed under the Santa Rosa Motel caption below.

         During fiscal year 1996 as compared to fiscal year 1995, the Partnership achieved a $38,502 or 4.5% increase in total income, due primarily to a $26,920 or 3.2% increase in guest room revenue. The increased room revenue is discussed under the Santa Rosa Motel caption below.

         During  fiscal  year  1997  as  compared  to  fiscal  year  1996,   the
Partnership experienced a $31,115 or 3.9% increase in total expenses. This increase is related to increased property occupancy and is discussed below.

         During fiscal year 1996 as compared to fiscal year 1995, the Partnership achieved a $31,839 or 3.9% reduction in total expenses, due primarily to the $25,548 or 3.7% reduction in motel operating expenses. This decrease in motel operating expenses is discussed below.

(ii)     Santa Rosa Motel

         The following is a comparison of operating results of the Partnership's Santa Rosa motel for the fiscal years ended 1995, 1996 and 1997. The income and expense numbers in the following table are shown on an accrual basis and other payments on a cash basis. Total expenditures and debt service include the operating expenses of the motel, together with the cost of capital improvements.

                                 Average            Average
                                Occupancy             Room
Twelve months ended:              Rate                Rate
-----------------------------------------------------------------------
September 30, 1995                   53.7%              $42.33
September 30, 1996                   52.6%              $44.49
September 30, 1997                   59.8%              $45.65


                                                    Total
                                                Expenditures      Partnership
                                  Total          And Debt             Cash
Twelve months ended:              Revenues           Service        Flow  (1)
------------------------------------------------------------------------------
September 30, 1995                $850,781         $752,705           $98,076
September 30, 1996                $889,283         $733,042          $156,241
September 30, 1997              $1,032,367         $771,215          $261,152


         (1) While Partnership Cash Flow as it is used here is not an amount found in the financial statements, the Managing General Partner believes that it is the best indicator of the annual change in the amount, if any, available for distribution to the Limited Partners because it tracks the definition of the term "Cash Flow" as it is used in the Partnership Agreement. This calculation is reconciled to the financial statements in the following table. Limited Partners should not interpret Partnership Cash Flow as an alternative to net income or as a measure of performance.

         Following is a reconciliation of Total Expenditures and Debt Service as used above to Total Expenses as shown on the Statement of Operations (in the audited financial statements):

                                                   1997              1996             1995
                                          -----------------------------------------------------
Total Expenditures and Debt Service                $771,215         $733,042          $752,705
Additions to Fixed Assets                          (43,159)         (36,964)          (28,974)
Depreciation and Amortization                        90,581           91,815            97,047
Other Items                                             331             (40)           (1,086)
                                          =====================================================
Total Expenses                                     $818,968         $787,853          $819,692
                                          =====================================================

        A reconciliation of Partnership Cash Flow (included in the chart above) to Net Income as shown on the Statements of Operations (in the audited financial statements) is as follows:

                                                     1995              1996             1997
                                           -----------------------------------------------------
Partnership Cash Flow                                $98,076         $156,241          $261,152
Additions to Fixed Assets                             28,974           36,964            43,159
Depreciation and Amortization                       (97,047)         (91,815)          (90,581)
Other Items                                            1,086               40             (331)
                                           =====================================================
Net Income                                           $31,089         $101,430          $213,399
                                           =====================================================

         During fiscal year 1997 as compared to fiscal year 1996, the Partnership's motel achieved an increase in its guest room revenue through increases in both its average room rate and its occupancy rate. The occupancy rate increased from 52.6% to 59.8%. The average room rate increased from $44.49 to $45.65. These two increases resulted in the $143,084 or 16% increase in total revenue. The Santa Rosa motel achieved its largest increased revenue from the leisure-market segment with the next largest increase from the corporate segment.

         During fiscal year 1996 as compared to fiscal year 1995, the Partnership's motel achieved an increase in total revenue of $38,502 or 4.5% from an increase in its average daily room rate. This increase in revenue was partially offset by a decrease in overall room demand. This result was achieved by selling more rooms to the higher-priced leisure market segment and fewer rooms to the corporate, government, group and discount-market segments.

         During fiscal year 1997 as compared to fiscal year 1996, the Partnership's motel experienced a $38,173 or 5.2% increase in total expenditures which is due primarily to the increase in occupancy. The increased expenditures included $14,411 in room attendant wages, $6,973 in increased franchise fees and advertising costs and $7,250 in appraisal costs.

         During fiscal year 1996 as compared to fiscal year 1995, the Partnership's Santa Rosa motel achieved a reduction of $19,663 or 2.6% in total expenditures and debt service. The Partnership's motel achieved reductions of $20,880 in expenditures for renovations and additions to fixed assets, and $5,241 in front desk wages and salaries, which were partially offset by a $7,264 increase in utility costs.

II.      Interim Financial Statements

(a)      Liquidity and Capital Resources

         As of June 30, 1998 the Partnership's current assets of $294,240 exceeded its current liabilities of $94,588, providing an operating reserve of $199,652. The Managing General Partner's reserves target is 5% of adjusted capital contributions, or $174,716.

         The Partnership expended $28,825 on renovations and replacements during the nine months ended June 30, 1998, of which $13,033 was capitalized. The expenditures included $7,995 for exterior painting, $8,368 for guestroom carpet and vinyl, $4,665 for replacement lamps and $3,015 for replacement televisions.

(b)      Results of Operations

         Total income decreased $62,892 or 9.1% for the first three quarters of fiscal year 1998 as compared to the first three quarters of fiscal year 1997. Guest room revenue decreased $54,236 or 8.2% due to a decrease in the average occupancy rate from 54.4% to 47.0%. Such decrease was partially offset by an increase in the average room rate from $43.82 to $47.49. The motel experienced decreased occupancy in the leisure and corporate market segments and increased occupancy in the discount segment.

         Total expenses increased $96,645 or 16.3% primarily due to increases in the minimum wage and increases in legal, appraisal and other costs associated with the proposed sale of the Property and the liquidation of the Partnership.

Other Financial Information

         In 1996 the computers used by the Partnership at the Managing General Partner's offices in Sacramento were updated. In the process of updating its hardware and software, the Managing General Partner eliminated any potential Year 2000 problem with respect to such computers. Similarly, the Managing General Partner does not anticipate any material Year 2000 problem with the computers in use at the individual motels. The Managing General Partner has not investigated and does not know whether any Year 2000 problems may arise from its third party vendors. Because the motels are "budget" motels, the Partnership's most significant vendors are its utility providers and banks. To the extent banking services, utility services and other goods and services are unavailable as a result of Year 2000 problems with the computer systems of such vendors or otherwise, the ability of the Partnership to conduct business at its motels would be comprised. No contingency plans have been developed in this regard.

         Items 304 and 305 of Regulation S-K promulgated by the Securities and Exchange Commission are not applicable to the Partnership.

                              FINANCIAL STATEMENTS

                                       for

                         CONSENT SOLICITATION STATEMENT

                                       of

                             SUPER 8 MOTELS II, LTD.


                                October __, 1998

                          INDEX TO FINANCIAL STATEMENTS


SUPER 8 MOTELS II, LTD.                                                   Page

INDEPENDENT AUDITORS' REPORT ...........................................   F-1

FINANCIAL STATEMENTS:
Balance Sheets, September 30, 1997 and 1996.............................   F-2
Statements of Operations for the Years Ended
     September 30, 1997, 1996 and 1995..................................   F-3
Statements of Partners' Equity for the Years
     Ended September 30, 1997, 1996 and 1995............................   F-4
Statements of Cash Flows for the Years Ended
     September 30, 1997, 1996 and 1995..................................   F-5
Notes to Financial Statements...........................................   F-7


Balance Sheets, June 30, 1998 and September 30, 1997 (Unaudited)........   F-12
Statements of Operations for the Three Months and
     Nine Months Ended June 30, 1998 and 1997 (Unaudited)...............   F-13
Statement of Partners' Equity for the Nine Months
     Ended June 30, 1998 and 1997 (Unaudited)...........................   F-14
Statements of Cash Flows for the Nine Months
     Ended June 30, 1998 and 1997 (Unaudited)...........................   F-15
Notes to Financial Statements...........................................   F-16

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Partners
Super 8 Motels II, Ltd.

We have audited the  accompanying  balance  sheets of Super 8 Motels II, Ltd., a
California limited partnership, as of September 30, 1997 and 1996 and the related statements of operations, partners' equity and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Super 8 Motels II, Ltd. as of September 30, 1997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.

VOCKER KRISTOFFERSON AND CO.

December 4, 1997
San Mateo, California







e-super6/s8297fs.wp8.wpd




                             SUPER 8 MOTELS II, LTD.
                       (A California Limited Partnership)
                                 BALANCE SHEETS
                           September 30, 1997 and 1996

                                     ASSETS
                                                              1997                      1996
                                                         ------------                ---------
Current Assets:
   Cash and temporary investments (Notes 1 and 3)            $459,098                 $614,405
   Accounts receivable                                         17,937                    9,323
   Prepaid expenses                                             9,017                   21,662
                                                            ---------              -----------
      Total Current Assets                                    486,052                  645,390
                                                             --------              -----------

Property and Equipment (Notes 2 and 7):
   Capital improvements                                        34,947                   34,947
   Building                                                 1,845,878                1,845,878
   Furniture and equipment                                    524,159                  497,661
                                                           ----------              -----------
                                                            2,404,984                2,378,486
   Accumulated depreciation and amortization               (1,834,078)              (1,759,327)
                                                            ---------               ----------
      Property and Equipment, Net                             570,906                  619,159
                                                           ----------              -----------

Other Assets (Note 2):
   Deposit of federal income tax                               10,818                    3,675
                                                          -----------             ------------

         Total Assets                                      $1,067,776               $1,268,224
                                                           ==========               ==========

                                         LIABILITIES AND PARTNERS' EQUITY

Current Liabilities:
   Accounts payable and accrued liabilities               $   105,071              $    97,413
   Due to related parties (Note 4)                              3,735                    1,740
                                                         ------------             ------------
      Total Liabilities                                       108,806                   99,153
                                                          -----------              -----------


Contingent Liabilities and Lease Commitment (Notes 4 and 5)         -                        -

Partners' Equity:
   General Partners                                            49,493                   47,359
   Limited Partners: 7,000 units authorized,
      issued and outstanding                                  909,477                1,121,712
                                                             --------               ----------
      Total Partners' Equity                                  958,970                1,169,071
                                                             --------               ----------

            Total Liabilities and Partners' Equity         $1,067,776               $1,268,224
                                                           ==========               ==========



    The accompanying notes are an integral part of these financial statements




                                              SUPER 8 MOTELS II, LTD.
                                        (A California Limited Partnership)
                                             STATEMENTS OF OPERATIONS


                                                                                Years Ended September 30:
                                                               1997                 1996                     1995
                                                           ------------         ------------              --------

Income:
   Motel room                                                  $995,707             $856,246              $829,326
   Telephone and vending                                         14,913               14,721                10,260
   Interest                                                      16,818               17,236                10,068
   Other                                                          4,929                1,080                 1,127
                                                             ----------            ---------             ---------
         Total Income                                         1,032,367              889,283               850,781
                                                              ---------             --------              --------


Expenses:
   Motel operations (exclusive of depreciation
      shown separately below) (Notes 4 and 6)                   684,677              662,519               688,067
   General and administrative (exclusive of
      depreciation shown separately below) (Note 4)              43,710               33,519                34,578
   Depreciation and amortization (Note 2)                        90,581               91,815                97,047
                                                               --------             --------              --------
      Total Expenses                                            818,968              787,853               819,692
                                                               --------             --------              --------

      Net Income                                               $213,399             $101,430               $31,089
                                                               ========             ========               =======



Net Income Allocable to General Partners                         $2,134               $1,014                  $311
                                                                 ======               ======                  ====

Net Income Allocable to Limited Partners                       $211,265             $100,416               $30,778
                                                               ========             ========               =======

Net Income Per Partnership Unit (Note 1)                         $30.18               $14.35                 $4.40
                                                                 ======               ======                 =====

Distributions to Limited Partners
   Per Partnership Unit (Note 1)                                 $60.50                $3.00             $       -
                                                                 ======                =====                ======


    The accompanying notes are an integral part of these financial statements

                                       F-3




                                              SUPER 8 MOTELS II, LTD.
                                        (A California Limited Partnership)
                                          STATEMENTS OF PARTNERS' EQUITY


                                                                            Years Ended September 30:

                                                                1997                 1996                  1995
                                                             ----------           ----------            -------

General Partners:
   Balance, beginning of year                              $    47,359          $    46,345            $    46,034
      Net income                                                 2,134                1,014                    311
                                                          ------------            ---------           ------------
         Balance, End of Year                                   49,493               47,359                 46,345
                                                          ------------             --------            -----------


Limited Partners:
   Balance, beginning of year                                1,121,712            1,042,296              1,011,518
      Net income                                               211,265              100,416                 30,778
       Distributions to limited partners                      (423,500)             (21,000)                  -
                                                          ------------          -----------         -----------


         Balance, End of Year                                  909,477            1,121,712              1,042,296
                                                          ------------           ----------             ----------


         Total Partners' Equity                               $958,970           $1,169,071             $1,088,641
                                                              ========           ==========             ==========




    The accompanying notes are an integral part of these financial statements



                             SUPER 8 MOTELS II, LTD.
                       (A California Limited Partnership)
                            STATEMENTS OF CASH FLOWS


                                                                           Years Ended September 30:

                                                                1997                1996                  1995
                                                           ------------        -------------         ---------

Cash Flows From Operating Activities:
    Received from motel operations                          $1,007,202             $880,407              $840,465
    Expended for motel operations and
     general and administrative expenses                      (712,901)            (679,215)             (704,198)
    Interest received                                           16,551               17,338                 8,172
                                                             ---------            ---------             ---------
        Net Cash Provided by
            Operating Activities                               310,852              218,530               144,439
                                                              --------             --------              --------


Cash Flows From Investing Activities:
    Purchases of property and equipment                        (43,159)             (36,984)              (28,974)
    Proceeds from sale of equipment                                500                   20                     -
                                                            ----------           ----------              --------
        Net Cash Used by
            Investing Activities                               (42,659)             (36,964)              (28,974)
                                                              ---------            ---------             ---------


Cash Flows From Financing Activities:
    Distributions paid to limited partners                    (423,500)             (21,000)                    -
                                                             ----------            ---------             --------
        Net Cash Used by Financing Activities                 (423,500)             (21,000)                    -
                                                             ----------            ---------             --------


        Net Increase (Decrease) in Cash and
           Temporary Investments                               (155,307)            160,566               115,465


Cash and Temporary Investments:
    Beginning of year                                          614,405              453,839               338,374
                                                              --------             --------              --------


        End of Year                                           $459,098             $614,405              $453,839
                                                              ========             ========              ========



    The accompanying notes are an integral part of these financial statements




                             SUPER 8 MOTELS II, LTD.
                       (A California Limited Partnership)
                      STATEMENTS OF CASH FLOWS (Continued)


                                                                           Years Ended September 30:

                                                                1997                 1996                  1995
                                                             ----------          -----------            -------

Reconciliation of Net Income (Loss) to Net Cash
  Provided by Operating Activities:
    Net income (loss)                                         $213,399             $101,430             $  31,089
                                                              --------             --------             ---------

    Adjustments to reconcile net income  (loss)
      to net cash  provided  (used) by
      operating activities:
        Depreciation and amortization                           90,581               91,815                97,047
        Loss (gain) on sale of property                            331                  (20)                    -
        (Increase) decrease in accounts receivable              (8,614)               8,462                (2,144)
        (Increase) decrease in prepaid expenses                 12,645                5,641                (1,276)
        Increase in other assets                                (7,143)              (3,675)                    -
        Increase in accounts payable and accrued
            liabilities                                          7,658               14,936                19,599
        Increase (decrease) in due to related parties            1,995                  (59)                  124
                                                             ---------            ----------           ----------


            Total Adjustments                                   97,453              117,100               113,350
                                                              --------             --------              --------


            Net Cash Provided by
              Operating Activities:                           $310,852             $218,530              $144,439
                                                              ========             ========              ========



    The accompanying notes are an integral part of these financial statements

                             SUPER 8 MOTELS II, LTD.
                       (A California Limited Partnership)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - THE PARTNERSHIP

Super 8 Motels II, Ltd., is a limited partnership organized under California law on May 7, 1979, to acquire and operate motel properties in Santa Rosa and Ontario, California. The Santa Rosa Motel was opened in November, 1980, and the Ontario Motel was opened in May, 1981. The Ontario Motel property was sold in February, 1990. The Partnership grants credit to customers, substantially all of which are local businesses in Santa Rosa.

The Managing General Partner of the Partnership is Grotewohl Management Services, Inc., the sole shareholder and officer of which is Philip B. Grotewohl. The Associate General Partner of the Partnership is Robert J. Dana.

The net income or net loss of the Partnership is allocated 1% to the General Partners and 99% to the Limited Partners. Net income and distributions per partnership unit are based upon 7,000 units outstanding. All partnership units are owned by the Limited Partners.

The Partnership agreement requires that the Partnership maintain reserves for normal repairs, replacements, working capital and contingencies in an amount of at least 5% of adjusted capital contributions ($174,716 at September 30, 1997). As of September 30, 1997, the Partnership had a combined balance in cash and temporary investments of $459,098.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Items of Partnership income are passed through to the individual partners for income tax purposes, along with any income tax credits. Therefore, no federal or California income taxes are provided for in the financial statements of the Partnership. Since the Partnership has a fiscal year-end other than the majority of the partners, the Partnership is required annually to make a payment to the Internal Revenue Service based on the prior year's income.

Property and equipment are recorded at cost. Depreciation and amortization are computed using the following estimated useful lives and methods:


          Description                       Methods                Useful Lives
  --------------------------       --------------------------      ------------
  Capital improvements             200% declining balance            7-20 years
                                     and straight-line

  Buildings                        150% declining balance           10-25 years
                                     and straight-line

  Furniture and equipment          200% declining balance             5-7 years
                                     and straight-line

Costs incurred in connection with maintenance and repair are charged to expense. Major renewals and betterments that materially prolong the life of assets are capitalized.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.

                             SUPER 8 MOTELS II, LTD.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 3 - CASH AND TEMPORARY INVESTMENTS

Cash and temporary investments as of September 30, 1997 and 1996 consist of the following:

                                                         1997          1996
                                                       --------      --------

      Cash in bank, non-interest bearing               $ 22,173      $ 35,070
      Money market accounts                             336,925       479,335
      Certificates of deposit                           100,000       100,000
                                                      ---------      --------

         Total Cash and Temporary Investments          $459,098      $614,405
                                                       ========      ========


Temporary investments are recorded at cost, which approximates market value. The Partnership considers temporary investments with original maturities of six months or less to be cash equivalents for purposes of the statement of cash flows.


NOTE 4 - RELATED PARTY TRANSACTIONS

Franchise Fees
Super 8 Motels, Inc., now a wholly-owned subsidiary of Hospitality Franchise Systems, Inc., is franchisor of all Super 8 Motels. The Partnership pays to the franchisor monthly fees equal to 4% of the gross room revenues of the motel and contributes an additional 1% of its gross room revenues to an advertising fund administered by the franchisor. In return the franchisor provides the right to use the name "Super 8," a national institutional advertising program, an advance room reservation system, and inspection services. These costs ($49,785 in 1997, $42,812 in 1996 and $41,466 in 1995) are included in motel operations expense in the accompanying statements of operations. The Partnership operates its motel property as a franchisee of Super 8 Motels, Inc. through a sub-franchise agreement with Brown & Grotewohl, a California general partnership, of which Grotewohl Management Services, Inc., (see Note 1) is a 50% owner. Under the sub-franchise agreement, Brown & Grotewohl earned 40% of the above franchise fees, which amounted to $19,914, $17,125 and $16,587 in 1997, 1996 and 1995,
respectively.

Property Management Fees
The General Partners or their affiliates handle the management of the motel property of the Partnership. The fee for this service is 5% of the gross revenues from Partnership operations, as defined in the Partnership agreement, not including income from the sale, exchange or refinancing of such properties. This fee is payable only out of the cash available for distribution of the Partnership, defined as the total cash receipts from Partnership operations during a given period of time less cash used during the same period to pay debt service, capital improvements and replacements, operating expenses and reserves. It is subordinated to prior receipt by the Limited Partners of a cumulative 10% per annum pre-tax return on their adjusted capital contributions for each year of the Partnership's existence. At September 30, 1997 the Limited Partners had not received the 10% cumulative return, and as no property management fees are payable, they are not reflected in these financial statements. Management believes it is not likely that these fees will become payable in the future.

                             SUPER 8 MOTELS II, LTD.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)



NOTE 4 - RELATED PARTY TRANSACTIONS (Continued)

Subordinated Partnership Management Fees
During the Partnership's operational stage, the General Partners are to receive 9% of cash available for distribution for Partnership management services, along with an additional 1% of cash available for distribution on account of their interest in the income and losses, subordinated, however, to receipt by the Limited Partners of a cumulative 10% per annum pre-tax return on their adjusted capital contributions and to payment of the property management fees referred to above. Since the Limited Partners had not received the 10% cumulative return and the property management fees had not been paid, no partnership management fees are presently payable and therefore are not reflected in these financial statements. Management expects these fees will never be paid. This fee is payable only from cash funds provided from operations of the Partnership, and may not be paid from the proceeds of sale or refinancing.

Subordinated Incentive Distributions
Under the terms of the Partnership agreement, the net proceeds of the sale of any of the Partnership's motel properties and of any financing or refinancing of any of the Partnership's motel properties, to the extent that such proceeds are not to be reinvested in the acquisition of additional properties, shall promptly be distributed to the General Partners and Limited Partners. Until the Limited Partners have received distributions from all sources equal to their capital contributions plus a cumulative 10% per annum pre-tax return on their adjusted capital contributions, all of such proceeds shall be distributed to the Limited Partners. Thereafter, 15% of the remainder of such proceeds shall be distributed to the General Partners as cash incentive distributions and the balance shall be distributed to the Limited Partners.

Administrative  Expenses Shared by the Partnership and its Affiliates There
are certain administrative expenses allocated between the Partnership and affiliated Super 8 partnerships. These expenses, which are allocated based on usage, are telephone, data processing, rent of the administrative office, and administrative salaries. Management believes that the methods used to allocate shared administrative expenses are reasonable. The administrative expenses allocated to the Partnership were approximately $112,000 in 1997, $113,000 in 1996 and $110,000 in 1995 and are included in motel operations expenses and general and administrative expenses in the accompanying statements of operations. Included in administrative salaries are allocated amounts paid to two employees who are related to Philip B. Grotewohl, the sole shareholder of Grotewohl Management Services, Inc., a General Partner of the Partnership.


NOTE 5 - LEASE COMMITMENT

The Partnership has a long-term operating lease commitment on approximately three acres of land in Santa Rosa, California, the site of the Santa Rosa motel. The term of the lease runs through August 31, 2015, with an option to extend the lease for three consecutive periods of five years each. The base monthly rent is subject to adjustment at three year intervals to reflect changes in the Consumer Price Index. The Partnership will pay all property taxes, assessments and utilities. Rent expenses for the fiscal years ending September 30, 1997, 1996 and 1995 were $102,033, $101,354 and $101,679, respectively.

                             SUPER 8 MOTELS II, LTD.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)



NOTE 5 - LEASE COMMITMENT (Continued)

The future lease commitment at September 30, 1997, using the minimum monthly amounts, is as follows:

        Years Ending
        September 30:                           Amount

            1998                                $100,778
            1999                                 100,778
            2000                                 100,778
            2001                                 100,778
            2002                                 100,778
         2003-2007                               503,888
         2008-2012                               503,888
         2013-2015                               293,935
                                             -----------
         Total                                $1,805,601
                                              ==========


NOTE 6 - MOTEL OPERATING EXPENSES

The following table summarizes the major components of motel operating expenses for the years ended September 30, 1997, 1996 and 1995.

                                                       1997             1996              1995
                                                    ----------       ----------        -------

 Salaries and related costs                           $211,215         $189,103          $191,794
 Rent                                                   94,025           93,395            94,016
 Franchise and advertising fees                         49,785           42,812            41,466
 Utilities                                              71,893           74,632            73,824
 Allocated costs, mainly indirect salaries              90,713           92,355            89,327
 Repairs and minor renovations                          17,928           20,987            33,863
 Maintenance expenses                                   38,988           42,313            38,666
 Property taxes                                         21,335           11,413            28,492
 Property insurance                                     18,458           18,028            17,323
 Other operating expenses                               70,337           77,481            79,296
                                                      --------         --------          --------

 Total Motel Operating Expenses                       $684,677         $662,519          $688,067
                                                      ========         ========          ========



NOTE 7 - PROPERTY AND EQUIPMENT

The following is a summary of the accumulated depreciation and amortization of property and equipment:

                                                   1997              1996
                                               -----------        -------

      Capital improvements                     $    34,947       $    34,075
      Building                                   1,353,486         1,292,582
      Furniture and equipment                      445,645           432,670
                                               -----------        ----------

Accumulated depreciation and amortization       $1,834,078        $1,759,327
                                                ----------        ==========

                             SUPER 8 MOTELS II, LTD.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)


NOTE 8 - CONCENTRATION OF CREDIT RISK

The Partnership maintains its cash accounts in six commercial banks located in California. Accounts at each bank are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 per bank. A summary of the total insured and uninsured cash balances (not reduced by outstanding checks) as of September 30, 1997 follows:

      Total cash in all California banks                  $469,982
      Portion insured by FDIC                             (329,181)
              Uninsured cash balances                     $140,801


NOTE 9 - SUBSEQUENT EVENTS

On October 27, 1997 a complaint was filed in the United States District Court by Grotewohl Management Services, Inc. (a general partner of the Partnership) naming as defendants Everest/Madison Investors, LLC, Everest Lodging Investors, LLC, Everest Properties II, LLC, Everest Properties, Inc., W. Robert Kohorst, David I. Lesser, The Blackacre Capital Group, L.P., Blackacre Capital Management Corp., Jeffrey B. Citron, Ronald J. Kravit, and Stephen B. Enquist. The complaint pertains to tender offers directed by certain of the defendants to limited partners of the Partnerships, and to indications of interest made by certain of the defendants in purchasing the property of the Partnership. The complaint alleges that the defendants violated certain provisions of the Security and Exchange Act of 1934 and seeks injunctive and declarative relief. Defendants have yet to respond to the complaint.

On October 28, 1997 a complaint was filed in the Superior Court of the State of California, Sacramento County by Everest Lodging Investors, LLC and Everest/Madison Investors, LLC as plaintiffs against Philip B. Grotewohl, Grotewohl Management Services, Inc., Kenneth M. Sanders, Robert J. Dana, Borel Associates, and BWC Incorporated, as defendants, and the Partnership, along with four other partnerships of which have common general partners, as nominal defendants. The complaint pertains to the receipt by the defendants of franchise fees and reimbursement of expenses, the indications of interest made by the plaintiffs in purchasing the properties of the nominal defendants, and the alleged refusal of the defendants to provide information required by the terms of the Partnership's partnership agreement and California law. The complaint requests the follow relief: a declaration that the action is a proper derivative action; an order requiring the defendants to discharge their fiduciary duties to the Partnerships and to enjoin them from breaching their fiduciary duties; return of certain profits; appointment of a receiver; and an award for damages in an amount to be determined. The defendants and nominal defendants have recently been served and are formulating their response to the complaint.

                             Super 8 Motels II, Ltd.
                       (A California Limited Partnership)
                                  Balance Sheet
                      June 30, 1998 and September 30, 1997

                                                        6/30/98       9/30/97
                                                      -----------   -----------
                                     ASSETS
Current Assets:
   Cash and temporary investments                    $    283,390  $    459,098
   Accounts receivable                                      4,711        17,937
   Prepaid expenses                                         6,139         9,017
                                                      -----------   -----------
    Total current assets                                  294,240       486,052
                                                      -----------   -----------

Property and Equipment:
   Capital improvements                                    34,947        34,947
   Buildings                                            1,845,878     1,845,878
   Furniture and equipment                                533,444       524,159
                                                      -----------   -----------
                                                        2,414,269     2,404,984
   Accumulated depreciation                            (1,895,924)   (1,834,078
                                                      -----------   -----------

    Property and equipment, net                           518,345       570,906
                                                      -----------   -----------

Other Assets:                                              22,434        10,818
                                                      -----------   -----------

    Total Assets                                     $    835,019  $  1,067,776
                                                      ===========   ===========

                        LIABILITIES AND PARTNERS' EQUITY
Current Liabilities:
   Accounts payable and accrued liabilities          $     94,588  $    108,806
                                                      -----------   -----------
    Total current liabilities                              94,588       108,806
                                                      -----------   -----------

    Total liabilities                                      94,588       108,806
                                                      -----------   -----------

Contingent Liabilities (See Note 1)

Partners' Equity:
   General Partners                                        48,883        49,493
   Limited Partners (7,000 units authorized,
    issued and outstanding)                               691,548       909,477
                                                      -----------   -----------
    Total partners' equity                                740,431       958,970
                                                      -----------   -----------

Total Liabilities and Partners' Equity               $    835,019  $  1,067,776
                                                      ===========   ===========

                                   UNAUDITED
 The accompanying notes are an integral part of the financial statements.

                             Super 8 Motels II, Ltd.
                       (A California Limited Partnership)
                             Statement of Operations
                    Nine Months Ended June 30, 1998 and 1997

                              Three Months Nine Months  Three Months Nine Months
                                 Ended        Ended        Ended        Ended
                                6/30/98      6/30/98      6/30/97      6/30/97
                              ----------   ----------   ----------   ----------

Income:
 Guest room                  $   229,389  $   608,806  $   267,559  $   663,042
 Telephone and vending             2,437        8,705        3,379       10,931
 Interest                          2,293        9,090        2,856       12,907
 Other                               808        1,998        3,481        4,611
                              ----------   ----------   ----------   ----------
  Total Income                   234,927      628,599      277,275      691,491
                              ----------   ----------   ----------   ----------

Expenses:
 Motel operating expenses
 (Note 2)                        171,311      539,484      170,488      488,030
 General and administrative      (43,764)      85,385        2,520       37,394
 Depreciation and amortization    21,475       64,769       22,915       67,569
                              ----------   ----------   ----------   ----------
  Total Expenses                 149,022      689,638      195,923      592,993
                              ----------   ----------   ----------   ----------

 Net Income (Loss)           $    85,905  $   (61,039) $    81,352  $    98,498
                              ==========   ==========   ==========   ==========

Net Income (Loss) Allocable
 to General Partners                $859        ($610)        $814         $985
                              ==========   ==========   ==========   ==========

Net Income (Loss) Allocable
 to Limited Partners             $85,046     ($60,429)     $80,538      $97,513
                              ==========   ==========   ==========   ==========

Net Income (Loss)
 per Partnership Unit             $12.15       ($8.63)      $11.51       $13.93
                              ==========   ==========   ==========   ==========

Distribution to Limited
 Partners per
 Partnership Unit                  $7.50       $15.00        $5.00       $53.00
                              ==========   ==========   ==========   ==========








                                   UNAUDITED
    The accompanying notes are an integral part of the financial statements.

                             Super 8 Motels II, Ltd.
                       (A California Limited Partnership)
                          Statement of Partners' Equity
                For the Nine Months Ended June 30, 1998 and 1997




                                                          6/30/98      6/30/97
                                                        ----------   ----------
General Partners:
  Balance, beginning of year                           $    49,493  $    47,359
    Net income (loss)                                         (610)         985
                                                        ----------   ----------
      Balance, End of period                                48,883       48,344
                                                        ----------   ----------


Limited Partners:
  Balance, beginning of year                               909,477    1,121,712
    Net income (loss)                                      (60,429)      97,513
    Distributions to Limited Partners                     (157,500)    (371,000)
                                                        ----------   ----------
      Balance, End of Period                               691,548      848,225
                                                        ----------   ----------

      Total Partners' Equity                           $   740,431  $   896,569
                                                        ==========   ==========



























                                   UNAUDITED
    The accompanying notes are an integral part of the financial statements.

                             Super 8 Motels II, Ltd.
                       (A California Limited Partnership)
                             Statement of Cash Flows
                For the Nine Months Ended June 30, 1998 and 1997

                                                          6/30/98      6/30/97
                                                        ----------   ----------
Cash Flows from Operating Activities:
 Received from motel revenues                          $   631,390  $   671,817
 Expended for motel operations and
  general and administrative expenses                     (647,000)    (530,286)
 Interest received                                          10,435       14,011
                                                        ----------   ----------
    Net Cash Provided (Used) by Operating Activities        (5,175)     155,542
                                                        ----------   ----------
Cash Flows from Investing Activities:
 Purchases of property and equipment                       (13,033)     (33,591)
 Proceeds from sale of land                                   -             500
                                                        ----------   ----------
    Net Cash Provided (Used) by Investing Activities       (13,033)     (33,091)
                                                        ----------   ----------
Cash Flows from Financing Activities:
 Distributions to limited partners                        (157,500)    (371,000)
                                                        ----------   ----------
   Net Cash Provided (Used) by Financing Activities       (157,500)    (371,000)
                                                        ----------   ----------

    Net Increase (Decrease) in Cash and
     Temporary Investments                                (175,708)    (248,549)

Cash and Temporary Investments:
     Beginning of period                                   459,098      614,405
                                                        ----------   ----------

     End of period                                     $   283,390  $   365,856
                                                        ==========   ==========

Reconciliation of Net Income (Loss) to Net Cash Provided (Used) by
 Operating Activities:

  Net Income (Loss)                                    $   (61,039  $    98,498
                                                        ----------   ----------
   Adjustments to reconcile net income to net cash used by operating activities:
     Depreciation and amortization                          64,769       67,569
     (Gain) loss on disposition of property
      and equipment                                            825          331
     (Increase) decrease in accounts receivable             13,226       (5,663)
     (Increase) decrease in prepaid expenses                 2,878       14,742
     (Increase) decrease in other assets                   (11,616)      (7,143)
     Increase (decrease) in accounts payable               (14,218)     (12,792)
                                                        ----------   ----------
      Total Adjustments                                     55,864       57,044
                                                        ----------   ----------

     Net Cash Provided (Used) by Operating Activities$      (5,175) $   155,542
                                                        ==========   ==========
                                   UNAUDITED
    The accompanying notes are an integral part of the financial statements.

                             Super 8 Motels II, Ltd.
                       (A California Limited Partnership)
                          Notes to Financial Statements
                    Nine Months Ended June 30, 1998 and 1997


Note 1:

The attached interim financial statements include all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the period presented.

Users of these interim financial statements should refer to the audited financial statements for the year ended September 30, 1997 for a complete disclosure of significant accounting policies and practices and other detail necessary for a fair presentation of the financial statements.

In accordance with the partnership agreement, the following information is presented related to fees paid to the General Partners or affiliates for the period.

          Franchise Fees                    $12,182

Upon the sale of the Ontario Motel property in February, 1990, management felt that the payment of the property management fees and partnership management fees became remote. Therefore, no property management fees or partnership management fees have been accrued.


Note 2:

The following table summarizes the major components of motel operating expenses for the periods reported:

                               Three Months Nine Months Three Months Nine Months
                                  Ended        Ended       Ended        Ended
                                 6/30/98      6/30/98     6/30/97      6/30/97
                               ----------   ----------  ----------   ----------

Salaries and related costs     $   59,715   $  170,128  $   52,494   $  149,462
Rent                               25,194       75,583      23,349       70,062
Franchise and advertising fees     11,469       30,455      13,375       33,168
Utilities                          13,664       48,683      18,909       51,628
Allocated costs,
 mainly indirect salaries          23,877       75,595      22,157       68,759
Maintenance, repairs and
  replacements                      9,662       50,467      10,771       31,809
Property taxes                      5,720       20,572       5,297       15,890
Property insurance                  4,389       13,405       5,205       14,509
Other operating expenses           17,621      123,248      39,263      108,732
                                ---------    ---------   ---------    ---------

Total motel operating expenses $  171,311   $  539,484  $  170,488   $  488,030
                                =========    =========   =========    =========


The following additional material contingencies are required to be restated in interim reports under federal securities law: None.

                                                                     APPENDIX 1

                 ACTIONS BY WRITTEN CONSENT OF LIMITED PARTNERS

                            SUPER 8 MOTELS II, LTD.,
                        a California limited partnership
                                  2030 J Street
                          Sacramento, California 95814
                                 (916) 442-9183

THIS CONSENT IS SOLICITED ON BEHALF OF THE PARTNERSHIP AND THE MANAGING GENERAL PARTNER.

The undersigned hereby acknowledges receipt of the Consent Solicitation Statement dated ______________, 1998 and hereby votes all the units of limited partnership interest of Super 8 Motels II, Ltd., a California limited partnership (the "Partnership"), held of record by him, her or it as follows:

           Proposal #1. An amendment to the Partnership's Certificate and Agreement of Limited Partnership to grant to the General Partners authority to sell the Partnership's motel and related personal property to Tiburon Capital Corporation, or a nominee thereof, as specifically set forth under "Amendments to the Partnership Agreement" in the accompanying Consent Solicitation Statement.

                           FOR [  ]         AGAINST [  ]      ABSTAIN [  ]

           Proposal #2. An amendment to the Partnership's Certificate and Agreement of Limited Partnership to grant to the General Partners authority to sell the Partnership's motel and related personal property to a party or parties yet to be identified, as specifically set forth under "Amendments to the Partnership Agreement" in the accompanying Consent Solicitation Statement.

                           FOR [  ]         AGAINST [  ]      ABSTAIN [  ]

This Consent, when properly executed and returned to the Partnership, will be voted in the manner directed herein by the undersigned limited partner. IF NO DIRECTION IS MADE FOR A PROPOSAL, THIS CONSENT, IF SO EXECUTED AND RETURNED, WILL BE VOTED FOR THE PROPOSAL.

Please sign exactly as name appears below:    When Units are held by joint
                                              tenants, both should sign.  When
                                              signing as attorney, executor,
                                              administrator, trustee or
                                              guardian, please give full title
                                              as such.  If a corporation,
                                              please sign in full corporate
                                              name by  president or other
                                              authorized officer.  If  a
                                              partnership, please sign in
                                              partnership name by authorized
                                              person.

DATED:             , 1998
                                             ----------------------------------
                                             Signature

                                             ----------------------------------
                                             Additional signature, if held
                                             jointly
PLEASE MARK, SIGN, DATE AND
RETURN THIS
POSTPAID CONSENT CARD.